Exhibit 10.34

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[  ] LLC

a Delaware Limited Liability Company

Effective as of [  ]

Limited liability company membership interests (the “Interests”) represented hereby have not been registered with or qualified by the U.S. Securities and Exchange Commission or any securities regulatory authority of any jurisdiction. The interests are being sold in reliance upon exemptions from such registration or qualification requirements. The interests cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in this limited liability company agreement and applicable U.S. federal and state securities laws and the securities laws of any other applicable jurisdiction.

TABLE OF CONTENTS

Page

Article I. DEFINITIONS		1
1.01	Certain Definitions	1
1.02	Construction	10
Article II. ORGANIZATION		10
2.01	Formation	10
2.02	Name	10
2.03	Registered Agent; Registered Office	11
2.04	Purpose and Powers	11
2.05	Term	11
2.06	Fiscal Year	11
2.07	Foreign Qualification	11
2.08	Tax Classification	11
Article III. MEMBERS		11
3.01	Members	11
3.02	Additional Members	11
3.03	Resignation or Withdrawal of a Member	12
3.04	No Participation in Management	12
3.05	Interest in Property of the Company	12
3.06	No Right of Partition	12
3.07	No Liability of Members and Directors	12
3.08	Units	12
3.09	Meetings of Members	13
Article IV. CAPITAL CONTRIBUTIONS; allocations		14
4.01	Capital Contributions	14
4.02	Capital Accounts	15
4.03	Allocations	15
4.04	Regulatory Allocations	15
4.05	Tax Allocations	17
4.06	Other Tax Matters	17
Article V. DISTRIBUTIONS		19
5.01	Distributions of Available Cash Flow; Fees; Expenses	19
5.02	Security Interest and Right of Set-Off	20
5.03	Distributions in Error	20
Article VI. MANAGEMENT		20
6.01	Board of Managers	20

i

6.02	Meetings of the Board	23
6.03	Officers	25
6.04	Standard of Care; Limitation of Liability	25
6.05	Indemnification	26
6.06	Contractual Authority	29
Article VII. ADDITIONAL COVENANTS		29
7.01	Confidentiality	29
Article VIII. Information Rights; BANK ACCOUNTS		30
8.01	Information Rights	30
8.02	Bank Accounts; Books and Records	30
Article IX. DISSOLUTION, LIQUIDATION AND TERMINATION		30
9.01	Dissolution	30
9.02	Liquidation and Termination	31
9.03	Cancellation of Filing	31
Article X. TRANSFERS OF INTERESTS		31
10.01	Transfers of Interests	31
10.02	Right of First Refusal	32
10.03	Tag-Along Right	33
10.04	Company Sale	34
10.05	Preemptive Rights	36
Article XI. MEMBER REPRESENTATIONS		38
11.01	Organization; Authority	38
11.02	Due Authorization; Binding Agreement	38
11.03	Consents and Approvals; No Conflict	38
11.04	No Litigation	38
11.05	Preexisting Relationship or Experience	38
11.06	Investment Intent	38
11.07	No Registration of Interests	38
11.08	Restricted Securities	38
11.09	Investment Risk	39
11.10	Restrictions on Transferability	39
11.11	Information Reviewed	39
11.12	No Advertising	39
11.13	Investor Qualification	39
11.14	Governmental Consent	39
11.15	Member Tax Matters	39
Article XII. GENERAL PROVISIONS		40
12.01	Notices	40
12.02	Entire Agreement	40

ii

12.03	Amendments and Waivers	40
12.04	Effect of Waiver or Consent	40
12.05	Binding Effect	40
12.06	Governing Law	41
12.07	Consent to Jurisdiction; Waiver of Trial by Jury	41
12.08	Specific Performance	41
12.09	Severability	41
12.10	Further Assurances	42
12.11	Counterparts	42
12.12	Additional Acknowledgment	42

Exhibits

Exhibit A Members

Exhibit B Initial Board and Officers

Exhibit C Spousal Consent

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
[  ] LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of [  ] LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [  ] (the “Effective Date”) by and among the Company and the undersigned members of the Company.

WHEREAS, the Company was duly formed under the Act (as defined below) by the filing of a Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware effective as of [  ];

WHEREAS, [  ] was admitted as the initial sole member of the Company and entered into the initial limited liability company operating agreement of the Company dated as of [  ] (the “Initial Limited Liability Company Agreement”); and

WHEREAS, the parties are entering into this Agreement to (i) amend and restate the Initial Limited Liability Company Agreement to read in its entirety as set forth herein, (ii) admit [  ] as additional Members (as defined below), (iii) delineate the rights and obligations of the Members and (iv) provide for the management and governance of the Company.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, and for other good and valuable consideration, the parties hereto do hereby amend and restate the Initial Limited Liability Company Agreement in its entirety as follows:

Article I.
DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C § 18-101, et seq., as it may be amended from time to time.

“Additional Units” has the meaning set forth in Section 3.08(a).

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

(a) Add to such Capital Account the following items:

(i) The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Interest; and

(ii) The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704‑1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided, that no Member shall be deemed to be an Affiliate of any other Member or of the Company solely as a result of being party to this Agreement or the transactions contemplated hereby.

“Agreement” has the meaning set forth in the Preamble.

“Approved Sale” has the meaning set forth in Section 10.04(a).

“Authorized Director” has the meaning set forth in Section 6.02(f).

“Authorizing Director” has the meaning set forth in Section 6.02(f).

“Available Cash” means all cash of the Company determined by the Board to be available for distribution to the Members; provided that Available Cash shall not include any cash required for the payment of fees or operational expenses by the Company, including taxes and insurance expenses, which shall be paid prior to distributions under Section 5.01.

“Board” has the meaning set forth in Section 6.01(a)(i).

“Bitfury” means Bitfury Holding B.V., a Netherlands private company with limited liability.

“Business Day” means any day except a Saturday, Sunday or a legal holiday on which banks in New York are authorized or obligated by law to close.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added such Member’s Capital Contributions, such Member’s distributive share of Net Profits and any other items in the nature of income or gain which are specially allocated pursuant to Section 4.03(b), and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed by the Company to such Member.

(b) To each Member’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses and any other items in the nature of deductions or losses which are specially allocated pursuant to Section 4.03(b), and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

Notwithstanding anything to the contrary, in determining the Capital Accounts of the Members, the Board may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as it reasonably deems relevant for this purpose.

“Capital Contribution” means contributions of cash and, to the extent permitted under this Agreement, other property contributed by the Members to the Company. The amount of the Capital Contributions made by any Member as of any date will be deemed to equal the amount of cash and, to the extent permitted under this Agreement, the Fair Market Value of any other property contributed by a Member to the Company as of such date.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Cipher” means Cipher Mining Technologies, Inc., a Delaware corporation.

“Cipher Deadlock Representative” has the meaning set forth in Section 6.02(j).

“Cipher Directors” has the meaning set forth in Section 6.01(b).

“Cipher Member” means any of Cipher, its successors and permitted assigns, and any other Member that is an Affiliate of Cipher admitted to the Company after the Effective Date and designated as a “Cipher Member” by the Board, together with each such other Member’s respective successors and permitted assigns.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means a Unit representing a limited liability company interest in the Company designated as a Common Unit and having the rights, preferences and designations provided for Common Units set forth herein.

“Company” has the meaning set forth in the Preamble.

“Company Group” means the Company and each of its direct and indirect Subsidiaries.

“Company Group Member” means any member of the Company Group.

“Company Sale” means any transaction, or series of related transactions as a result of which one or more Persons or group of Persons (other than the Company or any of its Subsidiaries) acquires: (a) Common Units constituting more than eighty percent (80%) (up to and including 100%) of all Common Units then outstanding, whether such transaction is effected by merger, consolidation, recapitalization, reorganization, liquidation, sale or Transfer of the Company’s Interests or otherwise, or (b) assets of the Company Group representing more than eighty percent (80%) (up to and including 100%) of the consolidated total net asset value of the Company Group (by way of sale, license, lease or disposition of the assets of the Company Group or a sale of the equity interests in the Company Group Members or otherwise); provided that a Company Sale shall not include a merger or consolidation involving the Company or any of its Subsidiaries in which the Interests outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for membership interests or other equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the membership interests or other equity securities of (1) the surviving or resulting company, or (2) if the surviving or resulting company is a wholly owned Subsidiary of another company immediately following such merger or consolidation, such parent company of the surviving or resulting company.

“Company Sale Agreements” has the meaning set forth in Section 10.04(f).

“Confidential Information” has the meaning set forth in Section 7.01.

“Control” means, when used with respect to a specified Person, (i) the ownership of voting securities representing 50% or more of the total outstanding voting securities of such Person or (ii) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise. “Controlled” will have a correlative meaning.

“Convertible Securities” has the meaning set forth in Section 3.08(a).

“Deadlock Matter” has the meaning set forth in Section 6.02(j).

“Deadlock Offer” has the meaning set forth in Section 6.02(j).

“Deadlock Offerees” has the meaning set forth in Section 6.02(j).

“Deadlock Offerees Units” has the meaning set forth in Section 6.02(j).

“Deadlock Offerors” has the meaning set forth in Section 6.02(j).

“Deadlock Offerors Units” has the meaning set forth in Section 6.02(j).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Director” has the meaning set forth in Section 6.01(b).

“Distributable Assets” means all assets of the Company from any and all sources determined by the Board to be available for distribution, including but not limited to Available Cash.

“Disqualification Event” has the meaning set forth in Section 6.01(g)(i)(b).

“Disqualified Designee” has the meaning set forth in Section 6.01(g)(i)(a).

“Effective Date” has the meaning set forth in the Preamble.

“Entity” means any corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, trust, business trust, unincorporated association, estate or other legal entity.

“Equity Securities” has the meaning set forth in Section 10.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Sale Trigger Units” has the meaning set forth in Section 10.04(b).

“Extraordinary Event” has the meaning set forth in Section 6.02(i).

“Fair Market Value” means, with respect to any Interest or other asset as of any date, the fair market value of such Interest or other asset as determined by the Board in good faith using (i) the capital expenditures per hashrate unit ($/TH/s) and (ii) the hashrate of the equipment (TH/s) per MW, which determination will in each case be conclusive and binding upon all Members; provided that, if the Board is unable to reach a resolution with respect to any determination of Fair Market Value, then such determination shall be made by an Independent Valuation Firm, and such determination by an Independent Valuation Firm shall be conclusive and binding upon all Members; provided, further, that in making any determination of Fair Market Value under Section 4.01(b) of this Agreement with respect to any additional Capital Contribution, the Board or an Independent Valuation Firm, as applicable, shall be required to take into account the following factors (to the extent applicable) with respect to the assets that will be placed into service using the proceeds of such Capital Contribution in proportion to the assets of the Company in place prior to the consummation of such capital contribution: (i) the hash rate generated, (ii) the bitcoin mining revenues per hash rate, (iii) the price of power and (iv) operations and maintenance costs.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30, and December 31.

“Fiscal Year” has the meaning set forth in Section 2.06.

“Framework Agreement” means the Framework Agreement, dated as of June [  ], 2021, by and among WindHQ and Cipher.

“Governmental Entity” means any international, multinational, federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self‑regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal, authority or other instrumentality thereof.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value (as reasonably determined by the Board) of such asset on the date of contribution.

(b) The Gross Asset Values of all Company assets may be adjusted as permitted, and shall be adjusted as required, by the Regulations promulgated pursuant to Code Section 704, in each case at such times and as reasonably determined by the Board.

The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value (as reasonably determined by the Board) of such asset on the date of distribution.

“Independent Valuation Firm” means independent nationally recognized accounting, valuation or financial consulting firm as selected and engaged by the Company with prior approval of the Board.

“Initial Limited Liability Company Agreement” has the meaning set forth in the Recitals.

“Interest” means all of the interest of a Member in the Company (including rights to distributions (liquidating or otherwise), allocations and information and rights to vote, consent or approve) existing from time to time hereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“JAMS Rules” has the meaning set forth in Section 12.07(a).

“Liquidation Event” has the meaning set forth in Section 9.01(a).

“Member” means any of the undersigned members of the Company and any other Person that hereafter becomes a member of the Company in accordance with the terms hereof, in each case so long as such Person remains a member of the Company.

“Member Group” means the Cipher Members or the WindHQ Members, as applicable.

“Minimum Threshold” means, with respect to any Member Group, issued and outstanding Units held by such Member Group representing an aggregate Unit Sharing Percentage in excess of twenty-five percent (25%).

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s U.S. federal taxable income or loss for such Fiscal Year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income and/or increase the amount of such loss;

(c) Gain or loss resulting from any disposition of Company assets, where such gain or loss is recognized for U.S. federal income tax purposes, shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) If the Gross Asset Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account in the Fiscal Year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Net Profits or Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Notice of Deadlock” has the meaning set forth in Section 6.02(j).

“Operating Committee” has the meaning set forth in Section 6.02(k).

“Outside Date” has the meaning set forth in Section 10.04(b).

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Permitted Transfer” means any Transfer by any Member to or among its Affiliates other than an Affiliate of such Member formed primarily for the purpose of effecting the indirect Transfer of economic ownership of Units.

“Permitted Transferee” means any Person to whom such Member effects a Permitted Transfer of any Interests held by such Member.

“Person” means any individual or Entity.

“PR” has the meaning set forth in Section 4.06(b)(i).

“Proceeding” has the meaning set forth in Section 6.05(a).

“Public Offering” means a public offering of equity securities of the Company, whether or not for sale for the Company’s account, as applicable, pursuant to an effective Registration Statement under the Securities Act.

“Qualifying Member” means any Member of a Member Group for so long as such Member Group collectively holds Units satisfying the Minimum Threshold as of the date of delivery of the applicable ROFR Sale Notice.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 4.04(h).

“Representative” means, with respect to any Person, (i) such Person’s Affiliates, investors, partners, financing sources and financial advisors and (ii) the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel and accountants, of such Person and the Persons referred to in clause (ii).

“ROFR” has the meaning set forth in Section 10.02(a).

“ROFR Exercise Notice” has the meaning set forth in Section 10.02(b).

“ROFR Initiating Member(s)” has the meaning set forth in Section 10.02(a).

“ROFR Member” has the meaning set forth in Section 10.02(a).

“ROFR Sale Notice” has the meaning set forth in Section 10.02(b).

“ROFR Third-Party Purchaser” has the meaning set forth in Section 10.02(a).

“ROFR Third Party Terms” has the meaning set forth in Section 10.02(b).

“ROFR Undersubscription Notice” has the meaning set forth in Section 10.02(b).

“Rule 506(d) Related Party” has the meaning set forth in Section 6.01(g)(i)(c).

“Same Terms and Conditions” means, with respect to any Company Sale or any transaction in which a Tag-Along Right is being exercised, the same terms and conditions; provided that (i) the consideration received in respect of the Units being transferred will be allocated among the selling Members such that each selling Member receives the same amount of such consideration that such Member would have received if such consideration had been distributed by the Company pursuant to Section 5.01 and, at the time of such distribution, the Units so Transferred by the selling Members were the only outstanding Units, (ii) any price paid for Convertible Securities will be subject to reduction for the applicable exercise, exchange or conversion price, and (iii) a Member that is not an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D under the Securities Act) may receive cash consideration in lieu of non-cash consideration so long as such cash consideration has the same Fair Market Value as such non-cash consideration as of the date of approval of such transaction by the Board.

“SEC” means the U.S. Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Securities” means capital stock, partnership interests, limited liability company interests, other equity interests or ownership interests of any Person and any options, warrants or other rights exercisable for or convertible into any such capital stock, partnership interests, limited liability company interests, other equity interests or ownership interests of any Person.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Representative” has the meaning set forth in Section 10.04(f).

“Specified Indemnitee” has the meaning set forth in Section 6.05(n).

“Specified Member” has the meaning set forth in Section 8.01.

“Spousal Consent” means a spousal consent in the form attached hereto as Exhibit C.

“Subsidiary” means, with respect to any Person, any other Person more than fifty percent (50%) of the voting power of which is held, directly or indirectly, by such first Person and/or any of such first Person’s Subsidiaries, or over which such Person either directly or indirectly exercises actual Control (including (i) any limited partnership of which such first Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (ii) any limited liability company of which such first Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Supervision Fee” has the meaning set forth in Section 5.04.

“Tag-Along Initiating Member(s)” has the meaning set forth in Section 10.03(a).

“Tag-Along Member” has the meaning set forth in Section 10.03(a).

“Tag-Along Notice” has the meaning set forth in Section 10.03(b).

“Tag-Along Right” has the meaning set forth in Section 10.03(a).

“Tag-Along Sale Notice” has the meaning set forth in Section 10.03(b).

“Tag-Along Third-Party Purchaser” has the meaning set forth in Section 10.03(a).

“Tag-Along Third Party Terms” has the meaning set forth in Section 10.03(b).

“Tax Advances” has the meaning set forth in Section 4.06(a).

“Tax Distribution” has the meaning set forth in Section 5.01(b).

“Transfer” means any direct or indirect transfer, conveyance, assignment, pledge, mortgage, charge, hypothecation or other sale or disposition.

“Unit Sharing Percentage” means, with respect to each Member as of the time of determination, the percentage obtained by dividing the number of Units owned by such Member by the total number of Units issued and outstanding as of such time, which shall be reflected in an update to Exhibit A as of such time upon the request of any Member.

“Units” means the Common Units and any other Interests issued by the Company from time to time designated as “Units.”

“WindHQ” means WindHQ LLC, a Delaware limited liability company.

“WindHQ Deadlock Representative” has the meaning set forth in Section 6.02(j).

“WindHQ Directors” has the meaning set forth in Section 6.01(b).

“WindHQ Member” means any of [  ], its successors and permitted assigns, and any other Member that is an Affiliate of [  ] admitted to the Company after the Effective Date and designated as a “WindHQ Member” by the Board, together with each such other Member’s respective successors and permitted assigns.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) any pronoun will include the corresponding masculine, feminine and neuter forms, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section” and “Exhibit” refer to the specified Article, Section or Exhibit, respectively, of this Agreement, (v) the word “including” will mean “including, without limitation”, (vi) the word “or” will be disjunctive but not exclusive, and (vii) “$” will mean U.S. dollars.

(b) References to this Agreement will be deemed to include all Exhibits hereto. References to agreements and other documents will be deemed to include all subsequent amendments and other modifications or supplements thereto.

(c) References to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation.

(d) The headings and subheadings of the Sections contained in this Agreement are solely for the purpose of reference and will not affect the meaning or interpretation of this Agreement.

(e) The language used in this Agreement will be deemed to be the language chosen by the Members to express their mutual intent, and no rule of strict construction will be applied against any Member.

Article II.
ORGANIZATION

2.01 Formation. The Company was formed as a Delaware limited liability company by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware as of [  ]. The rights and liabilities of the Members will be determined pursuant to the Act and this Agreement. To the extent that there is any conflict or inconsistency between any non-mandatory provision of the Act and any provision of this Agreement, the provisions of this Agreement control and take precedence.

2.02 Name. The name of the Company is “[  ] LLC”. The Company may conduct business under that name or any other name selected by the Board and approved by the Board from time to time.

2.03 Registered Agent; Registered Office. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate of Formation, or such other Person as the Board may designate from time to time in accordance with the Act. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in accordance with the Act.

2.04 Purpose and Powers. The Company is organized for the object and purpose of engaging in (a) construction, build-out, deployment, operation, maintenance and replacement/upgrade of digital asset infrastructure for the principal purpose of generating hash rate for use in cryptocurrency mining, (b) receipt and sale of cryptocurrency obtained pursuant to such mining, and (c) any other lawful transaction and in any lawful activity permitted to be conducted by a limited liability company under the Act, including capital raising activities. The Company will have all powers permitted to be exercised by a limited liability company formed in the State of Delaware. Subject to the approval of the Board, the Company may form, acquire and hold membership interests, partnership interests, capital stock or other securities of other Entities.

2.05 Term. The Company will continue in existence in perpetuity unless its business and affairs are wound up pursuant to Section 9.01(a).

2.06 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for U.S. federal income tax and financial statement purposes will end on December 31, unless otherwise determined by the Board or another fiscal year is required for U.S. federal income tax purposes by Code Section 706.

2.07 Foreign Qualification. The Board may cause to be filed, on behalf of the Company, such documents, forms and instruments, and undertake such other actions, as may be required in order to qualify the Company to do business and to transact business in any jurisdiction in which it is required to so qualify.

2.08 Tax Classification. The Members intend that the Company be classified as a partnership for U.S. federal, and applicable state and local, income tax purposes unless prohibited by applicable tax law, and agree (i) to take (or refrain from taking) such actions as may be necessary to achieve and maintain such classification and (ii) to refrain from taking any actions inconsistent therewith.

Article III.
MEMBERS

3.01 Members. As of the Effective Date, the names and addresses of each Member, together with their status as a Cipher Member or WindHQ Member, their respective Capital Contributions and number of Common Units held by each and their respective Unit Sharing Percentage, are set forth on Exhibit A. Subject to any approvals required by this Agreement, the Board is hereby authorized to complete or amend Exhibit A to reflect the admission of additional Members, the resignation of any Member, any additional Capital Contributions made by Members, the issuance of additional Units or any change to any address or other information on Exhibit A as provided in this Agreement.

3.02 Additional Members. Subject to compliance with Section 10.05 (if applicable), other Persons may be admitted as Members with the approval of the Board. Such admission will require that such Person has executed and delivered to the Company a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement and any other agreements or instruments by which a Member is bound as a condition to or by virtue of the Member’s ownership of Interests. Subject to Section 12.03, this Agreement may be amended by the Board as the Board may deem necessary or appropriate in connection with the admission of any additional Members.

3.03 Resignation or Withdrawal of a Member. No Member will have the right to resign or withdraw from membership in the Company, except as specifically provided in Article IX or upon a Transfer of all of such Member’s Interests in accordance with Article X (in which case such withdrawal shall automatically occur upon consummation of such Transfer).

3.04 No Participation in Management. Management of the business and affairs of the Company shall be vested in the Board as provided in Article VI. The Members (in their respective capacity as such) will have no power to participate in the management of the Company, except as expressly provided in this Agreement or the Certificate of Formation or expressly required by the Act. Except as provided in this Agreement, the approval or consent of the Members will not be required in order to authorize the taking of any action by the Company, and the Members will have no right to reject, overturn, override, veto or otherwise approve, consent or pass judgment upon any action taken by the Company or any authorized officer of the Company, in each case, unless and then only to the extent that (a) such approval or consent is expressly required by this Agreement, the Certificate of Formation or the Act or (b) the Board has determined in its sole discretion that requiring such approval or consent would be appropriate or desirable. No Member, acting in the capacity of a Member, is an agent of the Company, nor will any Member, unless expressly authorized in writing to do so by the Board, have any right, power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

3.05 Interest in Property of the Company. Each Member’s Interest will for all purposes be personal property. No Member will have any interest in specific Company property. All property of the Company, whether real or personal, tangible or intangible, will be deemed to be owned by the Company as an Entity, and no Member, individually, will have any direct ownership in, or rights to, such property.

3.06 No Right of Partition. No Member has or will have any right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

3.07 No Liability of Members and Directors. No Member or Director will have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member or Director.

3.08 Units.

(a) Issued and Outstanding Units; Voting Rights. As of the Effective Date, the Company has authorized the following number and classes of Units: [  ] Common Units, of which [  ] Common Units are issued and outstanding. The rights and privileges associated with each class of Units are as set forth in this Agreement. Each Common Unit will have one vote per Unit. Subject to the other provisions of this Agreement, including Section 10.05, the Board shall have the right to (i) cause the Company to issue or sell to any Person (including Members and Affiliates of Members) additional Units (“Additional Units”) and options, rights and other securities exercisable or exchangeable for, or convertible into, Units (“Convertible Securities”), (ii) determine and establish the rights, preferences, privileges, terms and conditions of such Additional Units and Convertible Securities and (iii) subject to Section 6.02(i) and Section 12.03, amend this Agreement to the extent the Board determines necessary and appropriate in connection with such issuance of Additional Units and Convertible Securities and establish the rights, preferences, privileges, terms and conditions of such Additional Units and Convertible Securities.

(b) Certification of Units. The Company may at the Board’s discretion issue certificates to the Members representing their respective Units. If certificates representing Units are issued, such certificates will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SAID LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE ISSUER, DATED AS OF [  ]. A COPY OF EACH SUCH AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

3.09 Meetings of Members.

(a) Meetings of the Members of the Company may be held from time to time as required under the Act or otherwise at such date, time and place as (i) the Board or (ii) Members holding issued and outstanding Units representing an aggregate Unit Sharing Percentage in excess of 66-2/3rd% may fix from time to time, provided that for so long as a Member Group continues to collectively hold Units satisfying the Minimum Threshold, no meeting of the Members shall take place without the approval of at least one Member from such Member Group.

(b) Any action that can be taken at a meeting of the Members may be taken without a meeting and without prior notice if a unanimous written consent setting forth the action so taken is signed and delivered to the Company by each of the Members. All such consents shall be maintained in the books and records of the Company.

(c) A Member, acting solely in its or his capacity as a Member, shall have the right to vote on, consent to, or otherwise approve only those matters as to which, and to the extent that, this Agreement or the Act specifically requires such approval.

(d) A majority of the issued and outstanding Units entitled to vote at any meeting of Members, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided that for so long as a Member Group continues to collectively hold Units satisfying the Minimum Threshold, at least one Member from such Member Group must be present in person or represented by proxy at such meeting in order to constitute a quorum for the transaction of business at such meeting, except as otherwise provided by the Act or this Agreement. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment, so long as at least one Member of each Member Group that collectively holds Units satisfying the Minimum Threshold remains present. If, however, such quorum shall not be present or represented at any meeting of the Members, a majority of the voting Units represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented; provided that in the event that the quorum at any duly called meeting of Members shall fail because no Member of a Member Group is present in person or represented by proxy at such meeting as required by the first sentence of this Section 3.09(d), a second meeting must be scheduled by a Member of the absent Member Group, and at least one Member of such Member Group must be present at such meeting, within fifteen (15) calendar days of the first meeting; provided, further, that if the absent Member Group fails to schedule, or be present at, such second meeting, one meeting may proceed without such absent Member Group during the period beginning five (5) calendar days after such 15-calendar day period and ending ten (10) calendar days thereafter. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each holder of Units entitled to vote thereat. Notwithstanding anything to the contrary herein, in no event shall the Members take any action with respect to an Extraordinary Event without the mutual consent of the Cipher Member and the WindHQ Member.

(e) When a quorum is present at any meeting, the vote of the holders of a majority of the Units present in person or represented by proxy shall decide any question brought before such meeting (provided that for so long as a Member Group continues to collectively hold Units satisfying the Minimum Threshold, at least one Member from such Member Group must be included in such majority vote), unless the question is one upon which by express provision of the Act or this Agreement, a different vote is required in which case such express provision shall govern and control the decision of such question.

(f) At each meeting of the Members, each Member having the right to vote may vote in person or may authorize another Person or Persons to act for such Member by proxy appointed by an instrument in writing subscribed by such Member. All proxies must be filed with an officer of the Company at the beginning of each meeting in order to be counted in any vote at the meeting.

(g) Special meetings of the Members, for any purpose, or purposes, unless otherwise prescribed by the Act or this Agreement, may be called by the Board, or at the request in writing executed by Members holding issued and outstanding Units representing an aggregate Unit Sharing Percentage in excess of 66-2/3rd%, provided that for so long as a Member Group continues to collectively hold Units satisfying the Minimum Threshold, no meeting of the Members shall take place without the approval of at least one Member from such Member Group. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of Members shall be limited to the purposes stated in the notice.

(h) Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each Member entitled to vote at such meeting not less than ten (10) days nor more than sixty (60) days before the date of the meeting via mail or e-mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the Member at such Member’s address as it appears on the records of the Company. Notice of a meeting need not be given to any Member that signs a waiver of notice or a consent to hold the meeting (which waiver or consent need not specify the purpose of the meeting), whether before or after the meeting, or that attends the meeting in person or by telephone without protesting such lack of notice prior to commencement of such meeting.

Article IV.
CAPITAL CONTRIBUTIONS; allocations

4.01 Capital Contributions.

(a) Initial Capital Contributions. Each WindHQ Member and Cipher Member has made an initial Capital Contribution to the Company in the amount, and in the form, specified for such Member on Exhibit A.

(b) Additional Contributions. No Member shall be required to make additional Capital Contributions without such Member’s prior written consent. Subject to compliance with Section 10.05, if applicable, Members and such other Persons may, with the approval of the Board, make additional Capital Contributions. Any additional Capital Contributions shall be made in exchange for a number of additional Common Units having aggregate Fair Market Value equal to the amount of such Capital Contribution, except as otherwise agreed in writing by the Company and the Member making such additional Capital Contribution.

(c) Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of the other Members. No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return the Capital Contributions of any other Member.

(d) Loans. No Member will be required to make any loan or provide any credit support to the Company or any of its Subsidiaries. Any such loan or credit support will not be treated as a Capital Contribution or otherwise affect the Interests of such Member.

4.02 Capital Accounts.

(a) There shall be established for each Member on the books of the Company a Capital Account which shall be increased or decreased in the manner set forth in this Agreement.

(b) A Member shall not have any obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.

4.03 Allocations.

(a) Except as otherwise provided herein, each item of Net Profits and Net Losses of the Company (determined in accordance with U.S. federal income tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Members as of the end of each Fiscal Year or as circumstances otherwise require or allow, in a manner that as closely as possible causes each Member’s Adjusted Capital Account balance to equal the amount that would be distributed to such member pursuant to Section 5.01(a) if the Company sold all of its assets for their Gross Asset Values, repaid all of its liabilities, and distributed the balance pursuant to Section 5.01(a).

(b) For any Fiscal Year during which a Member’s Interest in the Company is assigned by such Member (or by an assignee or successor in interest to a Member), the portion of the items of Net Profits and Net Losses that is allocable in respect of such Member’s interest shall be apportioned between the assignor and the assignee of such Member’s Interest using any permissible method under Code Section 706 and the Regulations thereunder, as determined by the Board.

4.04 Regulatory Allocations. Notwithstanding the provisions of Section 4.03, the following special allocations shall be made in the following order of priority:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then each Member shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 4.04(a) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Company Fiscal Year, then each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4). This Section 4.04(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. No Member shall be allocated any item of loss or deduction to the extent said allocation will cause or increase any deficit in said Member’s Adjusted Capital Account. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible. It is intended that this Section 4.04(c) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Limitation on Allocation of Net Loss. If the allocation of Net Loss (or items of loss or deduction) to a Member as provided in Section 4.03 hereof would create or increase an Adjusted Capital Account deficit, then there shall be allocated to such Member only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account deficit. The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in proportion to their relative Unit Sharing Percentages, subject to the limitations of this Section 4.04(d).

(e) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f) Nonrecourse Deductions. The Nonrecourse Deductions for each Fiscal Year shall be allocated to the Members in proportion to their relative Unit Sharing Percentages.

(g) Partner Nonrecourse Deductions. The Partner Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

(h) Curative Allocations. The allocations set forth in this Section 4.04 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 4.03, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

4.05 Tax Allocations.

(a) Except as provided in Section 4.04, for U.S. federal income tax purposes under the Code and the Regulations each Company item of income, gain, loss, deduction and credit shall be allocated among the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article 4.

(b) Tax items with respect to any Company asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for U.S. federal income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation using any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board. If the Gross Asset Value of any Company asset is adjusted, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the applicable Regulations using any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board. Allocations pursuant to this Section 4.05(b) are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

(c) For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Net Profits shall be such Member’s Unit Sharing Percentage.

(d) In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 4, the Board is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

4.06 Other Tax Matters.

(a) Withholding. The Company may retain or withhold amounts and make tax payments, including interest and penalties thereon (including any liability for taxes, penalties, additions to tax or interest imposed with respect to a Member under the Bipartisan Budget Act of 2015), on behalf of or with respect to any Member (“Tax Advances”). All Tax Advances made on behalf of a Member shall, at the option of the Board, (i) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Board selects the option set forth in clause (ii) of the immediately preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions unreduced by the amount of such Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and any partner, member, manager, director or officer of the Company from and against any liability with respect to Tax Advances made or required to be made on behalf of or with respect to such Member. Each Member hereby further agrees to provide the Company with any information or certification reasonably requested by the Company for purposes of reducing, eliminating, or determining any applicable withholdings.

(b) Tax Audits.

(i) WindHQ Member shall be the “Partnership Representative” (or “PR”) of the Company for purposes of the Partnership Tax Audit Rules, and, as such, (i) shall be authorized to designate any other Person selected by WindHQ Member as the partnership representative and (ii) shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend the Company’s funds for professional services and reasonably incurred in connection therewith. Each Member agrees to reasonably cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. Notwithstanding the foregoing, for each Fiscal Year in which the PR is an entity, the Company shall appoint the “designated individual” identified by the PR to act on its behalf in accordance with the applicable Partnership Tax Audit Rules. The PR shall consult with the Board in discharging its duties and in connection with the defense or settlement of any audit or tax proceeding and shall, (A) notify the Members of, and keep the Members reasonably informed with respect to, any such audit or tax proceeding, (B) the Members shall have the right to discuss with the PR and the Board, and provide input and comment to the PR and the Board regarding, any such audit or tax proceeding, and (C) the Members shall have the right to participate in, at the applicable Member’ expense, any such audit or tax proceeding to the extent it relates to issues the resolution of which would reasonably be expected to affect the tax liability of the applicable Member.

(ii) In the event of an audit by the IRS, subject to approval by the Board, the PR shall have the discretion to make the election provided by Code Section 6226(a) to treat a “partnership adjustment” as an adjustment to be taken into account by each Member in accordance with Code Section 6226(b). If the election under Code Section 6226(a) is made, the PR shall furnish to each Member for the year under audit a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Code Section 6226(b) and shall be liable for any related tax, interest, penalty, addition to tax, or additional amounts.

(iii) In the event of an audit by the IRS, if the PR does not make the election provided by Code Section 6226(a) as noted above, the PR shall allocate the burden of any taxes (including, for the avoidance of doubt, any “imputed underpayment” within the meaning of Code Section 6225), penalties, interest and related expenses imposed on the Company pursuant to the Partnership Tax Audit Rules among the Members to whom such amounts are attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Board and each Member shall promptly reimburse the Company in full for the entire amount the Board determines to be attributable to such Member; provided that the Company will also be allowed to recover any amount due from such Member pursuant to this sentence from any distribution otherwise payable to such Member pursuant to this Agreement. Solely for purposes of determining the current Member(s) to which any taxes or other amounts are attributable under this provision, references to any Member in this Section 4.06(b)(iii) shall include a reference to each Person that previously held the Interests Units currently held by such Member (but only to the extent of such Person’s Interest).

(iv) To the extent that a portion of the amounts assessed and collected pursuant to Code Sections 6221 and 6225 relates to a former Member, the Board may require such former Member to indemnify the Company for such former Member’s allocable portion of such tax liabilities. Each Member acknowledges that, notwithstanding the transfer, redemption or termination of all or any portion of its interest in the Company, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s Fiscal Years (or portions thereof) prior to such transfer, redemption or termination.

(v) The PR is authorized to, and shall follow principles (to the extent available) similar to those set forth in Section 4.06(b) with respect to any audits by state, local, or foreign tax authorities and any tax liabilities that result therefrom.

(vi) The PR shall be entitled to be reimbursed by the Company for all out-of-pocket costs and expenses incurred by it as a result of acting as the PR in connection with any proceeding and to be indemnified by the Company with respect to any action brought against it as a result of acting as the PR in connection with the resolution or settlement of any proceeding.

(c) Tax Returns. The Company shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be prepared and filed. On or before April 15, June 15, September 15, and December 15 of each Fiscal Year (or, if the due dates for estimated tax payments applicable to the Members or their equity holders are modified after the date of this Agreement, on or before such modified due dates), the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of information that each such Member reasonably requires in connection with discharging its tax reporting and estimated tax payment obligations.

(d) Tax Elections. The Board shall be entitled to determine whether to make or revoke any available election pursuant to the Code, including an election under Code Section 754. Each Member shall, upon request, supply any information necessary to give proper effect to such election.

(e) Publicly Traded Partnership. Notwithstanding anything to the contrary in this Agreement, the Board may cause the Company to impose any restrictions on the Transfer of any Interests determined by the Board to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Code Section 7704.

Article V.
DISTRIBUTIONS OF AVailable Cash flow; FeeS; Expenses

5.01 Distributions.

(a) Distributions of Distributable Assets shall be made by the Company to the Members if, when and in such amounts determined by the Board (except as otherwise provided in Section 9.02). When a distribution is authorized by the Board, the applicable Distributable Assets will be distributed among the Members in proportion to their respective Unit Sharing Percentages, subject to Section 5.01(c), Section 5.01(d), Section 5.01(e), Section 5.02 and Section 5.03.

(b) Notwithstanding anything to the contrary in this Section 5.01, in the event that any Member is allocated taxable income for any Fiscal Year with respect to which such Member does not receive a distribution of Distributable Assets under Section 5.01(a) with a Fair Market Value sufficient to cover the expected tax liability associated with such allocation then, no later than April 1, June 1, September 1 or December 1 (as applicable) following the date on which the Company incurred such taxable income the Company shall, to the extent of Available Cash, distribute to all Members, pro rata based on the Unit Sharing Percentage, an amount (a “Tax Distribution”) as estimated in the reasonable discretion of the Board, sufficient for the Member (or, if any Member is a “pass-through” entity for tax purposes, its direct or indirect owners) with the highest expected tax liability per Unit to receive an amount which will enable such Member to pay when due tax obligations imposed on it (or them) in respect of such Fiscal Year attributable to income allocated to such Member from the Company (taking into account taxable losses allocated to such Member from the Company in such Fiscal Year), but in no event shall the Tax Distribution exceed the sum of the Company’s Distributable Assets. A Tax Distribution shall be treated as an advance against any distribution otherwise distributable to such Member under Section 5.01(a) and shall reduce the next distribution(s) to which such Member is entitled to receive under Section 5.01(a) until fully recouped.

(c) If all or a portion of a Member’s Units are transferred, sold or otherwise disposed, then the transferor shall have no further right to receive any further distributions in respect of such Units and any subsequent distributions to the transferee shall be determined with regard to amounts previously distributed to the transferor, including any amounts in respect of Tax Distributions.

(d) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest if such distribution would violate the Act or other applicable law.

(e) Except as approved by the Board or for distributions in connection with a Liquidation Event under Article IX, distributions shall only be in cash. If any Distributable Assets being distributed pursuant to this Section 5.01 consist of more than one kind of asset, all such Distributable Assets shall be allocated as equitably determined in good faith by the Board.

5.02 Security Interest and Right of Set-Off. As security for any withholding tax liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the interest of any Member, the Company shall have (and each Member hereby grants to the Company) a security interest in all Distributable Assets distributable to such Member to the extent of the amount of such withholding tax liability or obligation. The Company shall have a right of set-off against such distributions of Distributable Assets in the amount of such withholding tax liability or obligation. The Company may withhold distributions or portions thereof if it is required to do so by the Code or any other provision of federal, state or local tax or other law. Any amount withheld pursuant to the Code or any other provision of federal, state or local tax law with respect to any distribution to a Member shall be treated as an amount distributed to such Member for all purposes under this Agreement.

5.03 Distributions in Error. Any distributions pursuant to Section 5.01 made in error or in violation of § 18-607 of the Act, will, upon demand by the Board, be returned to the Company.

Article VI.
MANAGEMENT

6.01 Board of Managers.

(a) General.

(i) Except as otherwise expressly set forth herein (including Section 6.02(i)) or as required by any non‑waivable provisions of the Act, the board of managers (the “Board”) shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company and its Subsidiaries, to make all decisions affecting the business and affairs of the Company and its Subsidiaries and to take all such actions as it deems necessary or appropriate to accomplish the purposes and direct the actions of the Company and its Subsidiaries. In addition to the powers and authorities by this Agreement expressly conferred upon them, the Board may exercise all such powers of the Company and do all such lawful acts and things as are not by the Act or this Agreement directed or required to be exercised or done by the Members.

(ii) The Board shall approve the initial business plan of the Company (the “Business Plan”) and initial budget of the Company (the “Budget”), in each case, as prepared in accordance with the Framework Agreement, and the Operating Committee shall review and update the Business Plan and the Budget on at least an annual basis, with any material updates, amendments or modification submitted for information to the Board. In the event the Board requests clarification or updates to the Business Plan and/or Budget, the previous Business Plan and/or Budget (as applicable) shall remain in effect until the updated Business Plan and/or Budget (as applicable) is submitted for information to the Board.

(b) Members of the Board. The Board shall be comprised of not less than one (1) and not more than five (5) managers that are natural persons (each, a “Director” and collectively, the “Directors”). The exact number of Directors shall be five (5), comprised of the following persons: (i) for so long as the WindHQ Members collectively own Units representing an aggregate Unit Sharing Percentage of greater than 50%, three (3) Directors designated by the WindHQ Members (each Director designated by the WindHQ Members, a “WindHQ Director”), (ii) for so long as the WindHQ Members collectively own Units representing an aggregate Unit Sharing Percentage of at least 25% and no more than 50%, two (2) WindHQ Directors, (iii) for so long as the WindHQ Members collectively own Units representing an aggregate Unit Sharing Percentage of at least 10% and no more than 25%, one (1) WindHQ Director, (iv) for so long as the Cipher Members collectively own Units representing an aggregate Unit Sharing

Percentage of greater than 50%, three (3) Directors designated by the Cipher Members (each Director designated by the Cipher Members, a “Cipher Director”), (v) for so long as the Cipher Members collectively own Units representing an aggregate Unit Sharing Percentage of at least 25% and no more than 50%, two (2) Cipher Directors, and (vi) for so long as the Cipher Members collectively own Units representing an aggregate Unit Sharing Percentage of at least 10% and no more than 25%, one (1) Cipher Director. If any Member Group loses the right to appoint any Director as a result of a change in the aggregate Unit Sharing Percentage represented by the Units collectively owned by the Members of such Member Group in accordance with the immediately preceding sentence, then the Members of such Member Group shall designate for removal from the Board the applicable number of Directors then in office previously designated by the Members of such Member Group (provided that if the Members of such Member Group fail to so designate Directors for removal within one (1) Business Day of the applicable change in Unit Sharing Percentage, then the Members of the other Member Group shall be entitled to designate such Directors for removal), and such Directors shall be deemed to have resigned, and been removed, from the Board and each committee thereof on which such persons serve, in each case without any further action required by such Directors, the Company, the Board or the Members, and the Members of the other Member Group shall be entitled to appoint replacement Directors to fill the vacancies created by such resignation and removal. For the avoidance of doubt, if any Member Group collectively holds Units representing an aggregate Unit Sharing Percentage of less than 10%, the Members of such Member Group shall no right to designate any Directors, and any Directors then in office previously designated by the Members of such Member Group shall be deemed to have resigned, and been removed, from the Board and each committee thereof on which such persons serve, in each case without any further action required by such Directors, the Company, the Board or the Members. The initial WindHQ Directors shall be [  ], [  ] and [  ], and the initial Cipher Directors shall be [  ] and [  ]. Directors shall serve from their designation in accordance with the terms hereof until their resignation, death or removal in accordance with the terms hereof. Directors need not be Members and need not be residents of the State of Delaware. A person shall become a Director effective upon receipt by the Company at its principal place of business of a written notice addressed to the Board (or at such later time or upon the happening of some other event specified in such notice) of such person’s designation from the Member Group then entitled to designate such Director pursuant to this Section 6.01(b); provided that such person shall have been approved by the other Member Group then entitled to designate Directors under this Section 6.01(b) prior to receipt of such written notice (such approval not to be unreasonably withheld, conditioned or delayed); provided further that the persons specifically named in this Section 6.01(b) shall be Directors commencing on the date hereof without further action. A Director may resign as such by delivering his, her or its written resignation to the Company at the Company’s principal office addressed to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(c) Removal. Except as provided in Section 6.01(b), the removal from the Board or any of its committees (with or without cause) of any WindHQ Director shall be upon (and only upon) the written request of the WindHQ Members, and the removal from the Board or any of its committees (with or without cause) of any Cipher Director shall be upon (and only upon) the written request of the Cipher Members.

(d) Vacancies. Except as provided in Section 6.01(b), in the event that any designee under Section 6.01(b) ceases to serve as a Director, (i) the resulting vacancy on the Board shall be filled by a Person that is designated by the Member Group then entitled to designate such Director pursuant to Section 6.01(b); (provided that, if any party fails to designate a person to fill a vacancy on the Board pursuant to the terms of this Section 6.01(d), such vacancy shall remain vacant until filled pursuant to this Section 6.01(d)), and (ii) such designee shall be removed promptly after such time from each committee of the Board.

(e) Compensation; Reimbursement. Unless otherwise provided by this Agreement, the Board shall have authority to determine the compensation (if any) of the Directors. The Directors may be reimbursed by the Company for reasonable, out-of-pocket travel and other expenses incurred in attending or participating in meetings of the Board or any committee thereof or otherwise fulfilling such Director’s duties as a Director.

(f) Subsidiary Board of Managers or Board of Directors. If any WindHQ Director or Cipher Director serves on the board of managers or board of directors of any of the Company’s Subsidiaries, then the Company shall cause such board or managers or board of directors to be comprised of the same persons who are then Directors pursuant to Section 6.01(b). The voting rights on the board of managers or board of directors of each of the Company’s Subsidiaries of the WindHQ Directors and the Cipher Directors serving on any such boards shall be commensurate with the voting rights of the WindHQ Directors and the Cipher Directors with respect to the Board.

(g) “Bad Actor” Matters.

(i) Definitions. For purposes of this Agreement:

(a) “Disqualified Designee” means any Director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) promulgated under the Securities Act is applicable.

(b) “Disqualification Event” means a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

(c) “Rule 506(d) Related Party” means, with respect to any Person, any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) promulgated under the Securities Act.

(ii) Representations. Each Member with the right to designate or participate in the designation of a Director pursuant to this Agreement hereby represents that (i) such Member has exercised reasonable care to determine whether any Disqualification Event is applicable to such Member, any director designee designated by such Member pursuant to this Agreement or any of such Member’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) promulgated under the Securities Act is applicable and (ii) no Disqualification Event is applicable to such Member, any Board member designated by such Member pursuant to this Agreement or any of such Member’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) promulgated under the Securities Act is applicable.

6.02 Meetings of the Board.

(a) Meetings. Regular meetings of the Board may be held at such times and places as shall be determined from time to time by resolution of the Board.

(b) Notice of Meetings. Notice of regular meetings shall not be required. Special meetings of the Board may be called by any Director on at least 24 hours’ notice to each other Director. Such notice shall state the purpose or purposes of, and the business to be transacted at, such meeting. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. In connection with any meeting of Members, the Directors may, if a quorum is present, hold a meeting for the transaction of business immediately after and at the same place as such meeting of the Members, and notice of such meeting at such time and place shall not be required.

(c) Quorum. The presence of Directors representing a majority of the total number of Directors, or, in the case of a committee, a majority of the Directors who are then members of such committee, shall constitute a quorum for the transaction of business; provided that for so long as the Cipher Members or the Wind HQ Members, as applicable, shall be entitled to designate Directors pursuant to Section 6.01(b), at least one Cipher Director or one WindHQ Member, as applicable, must be present at any meeting of the Board or any committee thereof (including for purposes of actions taken pursuant to Section 6.02(a)) in order to constitute a quorum for the transaction of business of the Board or such committee. Except as otherwise expressly provided in this Agreement (including Section 6.02(i)), the act of the Directors that have a majority in number of the Directors present at a meeting of the Board or such committee at which a quorum is present shall be the act of the Board or such committee. Once a quorum is present to commence a meeting of the Board or any committee thereof, such quorum shall not be broken, and, subject to Section 6.02(i), the Board may continue to transact business at such meeting, regardless of whether one or more directors shall cease to be present at the meeting. If a quorum shall not be present during a meeting of the Board or any committee thereof, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided that (i) in the event that the quorum at any duly called meeting shall fail by reason of no Cipher Director being present at such meeting as required by the first sentence of this Section 6.02(c), a second meeting must be scheduled on a date specified by the Cipher Directors, and at least one Cipher Director must be present at such meeting, within fifteen (15) calendar days of the first meeting; provided, further, that if the Cipher Directors fail to specify a date for, or no Cipher Director is present at, such second meeting, the Board may schedule one meeting, and proceed without a Cipher Director being present at such meeting, during the period beginning five (5) calendar days after such 15-calendar day period and ending ten (10) calendar days thereafter and (ii) in the event that the quorum at any duly called meeting shall fail by reason of no WindHQ Director being present at such meeting as required by the first sentence of this Section 6.02(c), a second meeting must be scheduled by on a date specified by the WindHQ Directors, and at least one WindHQ Director must be present at such meeting, within fifteen (15) calendar days of the first meeting; provided, further, that if the WindHQ Directors fails to specify a date for, or no WindHQ Director is present at, such second meeting, the Board may schedule one meeting, and proceed without a WindHQ Director being present at such meeting, during the period beginning five (5) calendar days after such 15-calendar day period and ending ten (10) calendar days thereafter. A Director who is present at a meeting of the Board or any committee thereof at which action on any matter is taken shall be presumed to have assented to the action unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action. Each Director shall have one vote on all matters voted on by the Board or any committee thereof of which such Director is a member.

(d) Acts of the Board. Except as otherwise expressly provided in this Agreement (including Section 6.02(i)), the act of a majority in number of the Directors present at a duly constituted meeting will constitute an act of the Board.

(e) Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken by written consent of a majority of the Directors compromising the Board or such committee, as applicable, without a meeting, and such writing or writings are filed with the minutes of the proceedings of the Board or the relevant committee; provided, that if the action to be taken is an action in respect of an Extraordinary Event, then any such written consent shall include the consent of at least one Cipher Director and one WindHQ Director pursuant to Section 6.02(i).

(f) Proxies. Any Director (an “Authorizing Director”) may authorize another Director (an “Authorized Director”) to vote and otherwise act for such Authorizing Director at any meeting of the Board as a proxy by providing written notice to the Company and all other Directors that such Authorized Director is entitled to vote and otherwise act for the Authorizing Director at such meeting. The presence of any Authorized Director at any meeting of the Board will constitute the presence of the Authorizing Director for the purposes of determining whether a quorum is present at such meeting.

(g) Electronic Communications. Members of the Board or any committee thereof may participate in a meeting of the Board or any committee, as applicable, by means of conference telephone, video or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

(h) Committees. The Board may from time to time designate one or more committees, with such composition, membership requirements, powers and functions as the Board may determine in accordance with this Agreement. Each committee will keep regular minutes of its meetings and report the same to the Board when required.

(i) Extraordinary Events. Notwithstanding anything to the contrary in this Agreement, for so long as the Cipher Members and the WindHQ Members shall be entitled to designate Directors pursuant to Section 6.01(b), the approval by the Board of any of the actions set forth on Schedule 6.02(i) (each, an “Extraordinary Event”) shall require, in addition to the approval required under Section 6.02(d), the approval of at least one Cipher Director and at least one WindHQ Director.

(j) Deadlock Events. If the Board shall fail to approve an Extraordinary Event at any meeting of the Board after the fifth (5th) anniversary of the date of this Agreement by reason of the failure resolve such Extraordinary Event as and if required by Section 6.02(i), the Directors shall negotiate in good faith for thirty (30) days to reach agreement on such Extraordinary Event. If, after such 30-day period, the Directors are unable to agree on resolution with respect to such matter (a “Deadlock Matter”), either the WindHQ Directors, on the one hand, or the Cipher Directors, on the other hand, may provide written notice to the Cipher Directors or the WindHQ Directors, as applicable, identifying such Deadlock Matter (the “Notice of Deadlock”). From the date of receipt of any Notice of Deadlock, [  ] (or the individual then occupying the position of [  ]), on behalf of the WindHQ Members (“WindHQ Deadlock Representative”), and [  ] (or the individual then occupying the position of [  ]), on behalf of the Cipher Members (“Cipher Deadlock Representative”), shall negotiate in good faith for a period of thirty (30) days to reach a resolution with respect to the Deadlock Matter subject of such Notice of Deadlock. If the WindHQ Deadlock Representative and the Cipher Deadlock Representative agree in writing upon a resolution of the matter, the Board shall promptly take all actions necessary to act in accordance with, and effect the terms of, such written agreement. If the WindHQ Deadlock Representative and the Cipher Deadlock Representative are unable to reach an agreement with respect to any Deadlock Matter within such 30-day period, then the Member Group that provided the Notice of Deadlock (the “Deadlock Offerors”) shall have ten (10) Business Days to deliver a written notice (the “Deadlock Offer”) to the Members of the other Member Group (the “Deadlock Offerees”), that the Deadlock Offerors are irrevocably offering to either (at the option of the Deadlock Offerees) (x) purchase all (but not less than all) of the issued and outstanding Units (the “Deadlock Offerees Units”) then held by the Deadlock Offerees, or (y) to sell all (but not less than all) of the issued and outstanding Units then held by the Deadlock Offerors (the “Deadlock Offerors Units”) to the Deadlock Offerees, in each case, at the purchase price per Unit specified in the Deadlock Offer (the “Deadlock Purchase Price”). Upon receipt of a Deadlock Offer, the Deadlock

Offerees shall have ten (10) Business Days (or such other period as mutually agreed in writing by the WindHQ Members and the Cipher Members) to deliver a written notice to the Deadlock Offerors electing to either (1) sell the Deadlock Offerees Units or (2) purchase the Deadlock Offerors Units, in each case, at a price per Unit equal to the Deadlock Purchase Price; provided that if the Deadlock Offerees fail to deliver such notice within such 10-Business Day period, the Deadlock Offerees shall be deemed to have elected to sell the Deadlock Offerees Units to the Deadlock Offerors at a price per Unit equal to the Deadlock Purchase Price. The Company and the Members shall execute, file and record such agreements, certificates, instruments and documents required to effect any such sale or purchase of Deadlock Offerees Units or Deadlock Offerors Units, as the case may be.

(k) Operating Committee. There shall be a committee of Directors comprised of one Cipher Director and one WindHQ Director (the “Operating Committee”). The Operating Committee shall be authorized to decide any Extraordinary Event or any other matter of the Company. Any decision that is unanimously agreed upon by the members of the Operating Committee shall not require approval by the Board. Any such decision shall be submitted for review of the Board for information purposes at the next meeting of the Board following such decision. If the members of the Operating Committee cannot agree on an issue under consideration, such issue shall be decided by the Board pursuant to Section 6.02(d); provided that if such issue relates to an Extraordinary Event, such issue shall be decided by the Board pursuant to Section 6.02(i).

6.03 Officers. The Board may at any time appoint one or more officers of the Company. The officers of the Company may include a chief executive officer, president, one or more vice presidents, a secretary, a chief financial officer or treasurer, a chief technical officer and any other officers designated by the Board. Each officer will serve at the pleasure of the Board. Any individual may hold any number of offices. The general areas of responsibility and specific powers and duties of each officer will be as determined by the Board from time to time and otherwise such officers will have duties and responsibilities corresponding to those of like-titled officers of a Delaware corporation. The initial officers of the Company are set forth on Exhibit B.

6.04 Standard of Care; Limitation of Liability.

(a) Standard of Care. In the exercise of rights and performance of duties hereunder, the Members, the Directors and their Affiliates and designees will, to the fullest extent permitted by law, have no fiduciary duties to the Company or to any Member other than the Member appointing such Director. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Members, the Directors or the Board are permitted or required to make a decision, such Person will be entitled to consider only such interests and factors as it desires, including its own interests (including, in the case of any such Director, the interests of the WindHQ Members or the Cipher Members, as applicable), and will, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Member.

(b) Limitation of Liability. Except as otherwise provided in this Section 6.04(b), to the maximum extent permitted by law or equity, no Member, Director or officer of the Company will be liable to the Company or to any Member for any act or failure to act pursuant to this Agreement (other than liability of a Member for breach by such Member of this Agreement) if he, she or it acted in good faith. Other than (i) liability of a Member for breach by such Member of this Agreement or (ii) under or pursuant to any written employment or other written agreement with the Company or any of its Subsidiaries to which such Member, Director or officer is a party, no Member or Director of the Company will be liable to the Company or to any Member in his, her or its capacity as such for such Member’s or Director’s good faith reliance on the provisions of this Agreement, the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its Directors, Members, officers, employees, or by any other Person, as to matters such Member or Director reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members may be paid. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No Member, Director or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, Director or officer of the Company or any combination of the foregoing. Nothing in this Agreement shall limit or alter the liabilities and obligations of the Members, Directors or officers under, or entitle any Member, Director or officer to indemnification hereunder from the Company with respect to any claims made under, any written employment or other written agreement between the Company or any of its Subsidiaries and such Member, Director or officer.

6.05 Indemnification.

(a) In General. The Company shall indemnify, to the full extent permitted by the Act and other applicable law, as it presently exists or may hereafter be amended, any Person (i) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”) by reason of the fact that (x) such Person is or was a Member or is or was serving or has agreed to serve as a Director or officer of the Company, or (y) such Person, while serving as a Director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a Director, officer, employee, manager or agent of a corporation, partnership, joint venture, trust, nonprofit entity or other enterprise (including any direct or indirect Subsidiary of the Company) or (z) such Person is or was serving or has agreed to serve at the request of the Company as a Director, officer or manager of a corporation, partnership, joint venture, trust or other enterprise (including any direct or indirect Subsidiary of the Company), or by reason of any action alleged to have been taken or omitted by such Person in such capacity, and (ii) who satisfies the applicable standard of conduct set forth in the Act or other applicable law:

(i) in a Proceeding other than a Proceeding by or in the right of the Company, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person or on such Person’s behalf in connection with such Proceeding and any appeal therefrom, or

(ii) in a Proceeding by or in the right of the Company to procure a judgment in its favor, against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by such Person or on such Person’s behalf in connection with the defense or settlement of such proceeding and any appeal therefrom.

(b) Indemnification in Respect of Successful Defense. To the extent that a present or former Member, Director or officer of the Company has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 6.05(a) or in defense of any claim, issue or matter therein, such Person shall be indemnified by the Company against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by such Person in connection therewith.

(c) Indemnification and Advancement of Expenses in Respect of Certain Proceedings. Notwithstanding anything in Section 6.05(a), Section 6.05(b) or Section 6.05(d) to the contrary, none of such Sections shall require the Company to indemnify or advance expenses to (or in respect of) (i) a present or former Member, Director or officer of the Company in respect of a Proceeding (or part thereof) instituted by such Person on his or her own behalf, unless such Proceeding (or part thereof) has been authorized by the Board or the indemnification requested is pursuant to the last sentence of Section 6.05(e), (ii) a Proceeding brought by the Company against a Member for breach of this Agreement, any other contractual obligation of such Member or (iii) a Proceeding brought by the Company against any officer of the Company.

(d) Advance of Expenses. Subject to Section 6.05(c), the Company shall advance all expenses (including reasonable attorneys’ fees) incurred by a present or former Member, Director or officer in defending any Proceeding prior to the final disposition of such Proceeding upon written request of such Person and delivery of an undertaking by such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company. The Company may authorize any counsel for the Company to represent (subject to applicable conflict of interest considerations) such present or former Member, Director or officer in any Proceeding, whether or not the Company is a party to such Proceeding.

(e) Procedure for Indemnification. Any indemnification or advance of expenses under this Section 6.05 shall be made only against a written request therefor (together with supporting documentation) submitted by or on behalf of the Person seeking indemnification or advance. Indemnification may be sought by a Person under this Section 6.05 in respect of a Proceeding only to the extent that both the liabilities for which indemnification is sought and all portions of the Proceeding relevant to the determination of whether the Person has satisfied any appropriate standard of conduct have become final. A Person seeking indemnification or advance of expenses may seek to enforce such Person’s rights to indemnification or advance of expenses (as the case may be) in the Delaware Court of Chancery to the extent all or any portion of a requested indemnification has not been granted within ninety (90) days of, or to the extent all or any portion of a requested advance of expenses has not been granted within twenty (20) days of, the submission of such request. All expenses (including reasonable attorneys’ fees) incurred by such Person in connection with successfully establishing such Person’s right to indemnification or advancement of expenses under this Section 6.05, in whole or in part, shall also be indemnified by the Company to the fullest extent permitted by law.

(f) Burden of Proof. In any Proceeding brought to enforce the right of a Person to receive indemnification to which such Person is entitled under this Section 6.05, the Company has the burden of demonstrating that the standard of conduct applicable under the Act or other applicable law was not met. A prior determination by the Company (including its Board or any committee thereof, its independent legal counsel, or its Members) that the claimant has not met such applicable standard of conduct does not itself constitute evidence that the claimant has not met the applicable standard of conduct.

(g) In any Proceeding brought to enforce a claim for advances to which a Person is entitled under Section 6.05(d), the Person seeking an advance need only show that he or she has satisfied the requirements expressly set forth in Section 6.05(d).

(h) Contract Right; Non-Exclusivity; Survival. The rights to indemnification and advancement of expenses provided by this Section 6.05 shall be deemed to be separate contract rights between the Company and each Member and each Director and officer who serves in any such capacity at any time while these provisions as well as the relevant provisions of the Act are in effect, and no repeal or modification of any of these provisions or any relevant provisions of the Act shall adversely affect any right or obligation of such Member, Director or officer existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such “contract rights” may not be modified retroactively as to any present or former Member, Director or officer without the consent of such Member, Director or officer.

(i) The rights to indemnification and advancement of expenses provided by this Section 6.05 shall not be deemed exclusive of any other indemnification or advancement of expenses to which a present or former Member, Director or officer of the Company seeking indemnification or advancement of expenses may be entitled by any agreement, vote of Members or disinterested Directors, or otherwise.

(j) The rights to indemnification and advancement of expenses provided by this Section 6.05 to any present or former Member, Director or officer of the Company shall inure to the benefit of the heirs, executors and administrators of such Person.

(k) Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was or has agreed to become a Director or officer of the Company, or is or was serving at the request of the Company as a Director or officer of a corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person or on such Person’s behalf in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section 6.05.

(l) Employees and Agents. The Board, or any officer authorized by the Board to make indemnification decisions, may cause the Company to indemnify and advance expenses to any present or former employee or agent of the Company in such manner and for such liabilities as the Board may determine, up to the fullest extent permitted by the Act and other applicable law.

(m) Interpretation; Severability. If this Section 6.05 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless (i) indemnify each Member, Director or officer of the Company as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any Proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, and (ii) advance expenses to each Member, Director or officer of the Company entitled to advancement of expenses under Section 6.05(d) in accordance therewith, in each case, to the fullest extent permitted by any applicable portion of this Section 6.05 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(n) Subrogation. Any Person entitled to indemnification and/or advancement of expenses, in each case pursuant to this Section 6.05, and that is an officer, employee, partner or advisor of any WindHQ Member or any of its Affiliates or any Cipher Member or any of its Affiliates (each such Person, a “Specified Indemnitee”), may have certain rights to indemnification and/or advancement of expenses provided by or on behalf of any WindHQ Member or any of its Affiliates or any Cipher Member or any of its Affiliates, as applicable. Notwithstanding anything to the contrary in this Agreement or otherwise: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Specified Indemnitee are primary and any obligation of any WindHQ Member or any Cipher Member, as applicable, or any of their respective Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each Specified Indemnitee are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by each Specified Indemnitee and will be liable for the full amount of all liabilities, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Section 6.05, without regard to any rights each Specified Indemnitee may have against any WindHQ Member or any of its Affiliates or any Cipher Member or any of its Affiliates, as applicable, and (iii) the Company irrevocably waives, relinquishes and releases each WindHQ Member and its Affiliates and each Cipher Member and its Affiliates, as applicable, from any and all claims against any WindHQ Member or any of its Affiliates or any Cipher Member or any of its Affiliates, as applicable, for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement or otherwise, no advancement or payment by any WindHQ Member or any of its Affiliates or any Cipher Member or any of its Affiliates, as applicable, on behalf of a Specified Indemnitee with respect to any claim for which such Specified Indemnitee has sought indemnification or advancement of expenses from the Company will affect the foregoing and each applicable WindHQ Member and its Affiliates or Cipher Member and its Affiliates, as applicable, will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such sponsor indemnitee against the Company.

6.06 Contractual Authority. Only those officers of the Company and/or any other individuals associated with the Company who have been given authority by the Board to do so may execute on behalf of the Company any contract, note, mortgage, evidence of indebtedness, certificate, statement, conveyance or other instrument in writing, or any assignment or endorsement thereof; provided, that the officers listed on Exhibit B shall have the right to execute on behalf of the Company any contract, certificate, statement, conveyance or other instrument in writing (in each to the extent unrelated to indebtedness for borrowed money) to the extent any such document or instrument is of a nature whose approval is not customarily reserved for approval by a corporate board of directors of a Delaware corporation (unless such document or instrument is related to an Extraordinary Event or the Board has otherwise determined, pursuant to the adoption of a delegation of authority policy or otherwise, that such document or instrument requires prior approval by the Board). Any Person dealing with the Company or the Board may, subject to the second sentence of Section 6.01(a), rely upon a certificate signed by any member of the Board as to (a) the identity of the members of the Board or any Member of the Company or (b) the Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company.

Article VII.
ADDITIONAL COVENANTS

7.01 Confidentiality. Except as may be required by law (including the Securities Act and the Exchange Act and all rules and regulations promulgated thereunder), (a) none of the Company or the Members will make any disclosure to any third party of the terms of this Agreement without the consent of the Board and (b) none of the Members will make any disclosure to any third party of any proprietary, confidential or other non-public information or trade secrets of the Company or any of its Subsidiaries (the “Confidential Information”) without the prior approval of the Board; provided, however, that nothing in this Agreement will restrict any Member or any Representative of any Member from disclosing information (i) that is already publicly available through no breach by such Member or such Member’s Representative, (ii) that was or becomes known to the disclosing party other than as a result of disclosure by or on behalf of the Company or any of its Subsidiaries or a party subject to contractual, fiduciary or other disclosure obligations with respect to such Confidential Information or is independently developed by the disclosing party without reference to such information, (iii) to the extent required by applicable law, rule or regulation of any Governmental Entity, (iv) in response to any summons or subpoena or discovery or similar request by or before any Governmental Entity or pursuant to a request by a Governmental Entity having jurisdiction over the business of the disclosing party, provided that with respect to any disclosure pursuant to clause (iii) or clause (iv) such Member or other disclosing party will use reasonable best efforts to notify the Company and the other Members in advance of such disclosure so as to permit the Company and the other Members to seek a protective order or otherwise contest such disclosure, and such Member will use reasonable best efforts to cooperate, at the expense of the Company, with the Company and the other Members in pursuing such protective order, and (v) to such Member’s Representatives, so long as such Representatives are informed of the confidential nature of such Confidential Information and the terms of this Section 7.01 or are subject to an equivalent confidentiality obligation to such Member. Such Member will be liable to the Company and the other Members for any disclosure by any Representative of such Member in violation of this Section 7.01. This Section 7.01 shall survive the termination of this Agreement.

Article VIII.
Information Rights; BANK ACCOUNTS

8.01 Information Rights. In addition to the other rights specifically set forth in this Agreement, the Company will provide to each Member of a Member Group that collectively holds Units satisfying the Minimum Threshold (collectively, the “Specified Members”) copies of (a) the Company’s audited financial statements for each Fiscal Year, (b) the Company’s unaudited financial statements with respect to each Fiscal Quarter, (c) the Company’s unaudited monthly management financial statements prepared by management, and (d) documentation setting forth the hash rate produced with respect to each Fiscal Quarter, the total amount of bitcoins minted in each Fiscal Quarter, and the sale price and total fiat proceeds in each Fiscal Quarter, in each case, (i) in the form provided to the Board and (ii) reasonably promptly following receipt by the Board of such Member’s written request therefor; provided, that the Company shall not be required to provide any such financial information prior to the date that is five (5) Business Days after such financial information has been provided to the Board. The Members that are not Specified Members have no right to information, except for (i) such information that the Board determines, in its sole discretion, should be provided to any such Member, (ii) such information that is required to be provided to any such Member pursuant to any other Section of this Agreement and (iii) such information that is required to be provided by non-waivable provisions of the Act.

8.02 Bank Accounts; Books and Records. The Board may cause the Company to establish and maintain one or more separate bank and investment accounts for Company funds in the Company name with such financial institutions and firms as the Board may select and designate signatories thereon. The Board shall cause to be kept customary and appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information required to be provided the Members pursuant to the Act or other applicable laws.

Article IX.
DISSOLUTION, LIQUIDATION AND TERMINATION

9.01 Dissolution.

(a) The Company will dissolve and its affairs will be wound up upon the first to occur of any of the following (each, a “Liquidation Event”):

(i) the approval of the Board and holders of a majority of the Units entitled to vote thereon; or

(ii) the occurrence of any other event causing dissolution of the Company under the Act.

The death, retirement, withdrawal, bankruptcy, insolvency, expulsion or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company will not in and of itself cause a dissolution of the Company.

(b) Upon an occurrence of any Liquidation Event set forth in Section 9.01(a), the Board will wind up the affairs of the Company in accordance with the Act.

9.02 Liquidation and Termination.

(a) On dissolution of the Company, the Board will act as liquidator or may appoint one or more other Persons as liquidator(s). The liquidator will proceed diligently to wind up the affairs of the

Company and make final distributions as provided herein. The costs of liquidation will be borne by the Company. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Board. The liquidator will wind up the affairs of the Company, dispose of the assets of the Company as it deems necessary or appropriate, and will pay and distribute the assets of the Company (including the proceeds of any such dispositions) as follows:

(i) First, the liquidator will pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation and any advances described in this Section 9.02) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and

(ii) Thereafter, the liquidator will distribute all Company property among the Members in accordance with the positive Capital Account balances of the Members.

(b) In the event the liquidator distributes any assets of the Company other than cash pursuant to Section 9.02(a), the Fair Market Value of such assets will apply to such distribution.

9.03 Cancellation of Filing. Upon completion of the winding up of the affairs of the Company as provided herein, the Board (or such other Person or Persons as may be required) will cause the cancellation of the Certificate of Formation and will execute, file and record such other certificates, instruments and documents as it will deem necessary or appropriate to terminate the Company.

Article X.
TRANSFERS OF INTERESTS

10.01 Transfers of Interests.

(a) General. No Member may Transfer any Interests except in compliance with this Section 10.01 and Sections 10.02, 10.03 and 10.05. Any attempted Transfer other than in accordance with the foregoing sentence will be void and will not be recognized by the Company. A transferee will become a substituted Member automatically upon a Transfer that complies with this Section 10.01 and, as applicable, Sections 10.02, 10.03 and 10.04. For purposes of this Agreement, a Transfer of any equity interest in any Member (whether by way of a merger, reorganization, business combination transaction or otherwise) to any person other than an Affiliate of such Member will be deemed a Transfer of the Interests held by such Member.

(b) Prohibited Transfers. Notwithstanding anything in this Agreement to the contrary, no Member may effect a Transfer of Interests without the prior written approval of the Board, which approval may be withheld in its sole and absolute discretion; provided, however, that this Section 10.01(b) shall not apply to (i) any Transfer pursuant to the exercise of ROFR rights pursuant to Section 10.02, (ii) any Transfer pursuant to the exercise of Tag-Along Rights pursuant to Section 10.03, (iii) any Permitted Transfer, or (iv) any Transfer required by the Board in connection with a Company Sale.

(c) Conditions to Transfer. Notwithstanding any other provision of this Agreement, no Transfer of Interests otherwise permitted by this Agreement may be effected by any Member unless (i) such Transfer is effected in compliance with the Securities Act and all applicable state securities laws or the securities laws of any other applicable jurisdiction, and, if requested by the Board, such transferring Member has delivered an opinion of such Member’s counsel to the Company, in form and substance reasonably satisfactory to the Board, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any other applicable jurisdiction or that such

Transfer has been effected in compliance with such registration requirements, and (ii) if such Transfer is not effected in connection with a Company Sale or pursuant to an effective registration statement under the Securities Act, the transferee of such Interests agrees to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement, and, if such transferee is a natural person who is a resident of a state with a community or marital property system, such natural person transferee’s spouse, if any, has executed and delivered to the Company a Spousal Consent.

10.02 Right of First Refusal.

(a) In the event that any WindHQ Member(s) or Cipher Member (“ROFR Initiating Member(s)”) propose(s) to Transfer any Units to one or more Persons that are not (i) other WindHQ Members or Affiliates of any WindHQ Member, (ii) other Cipher Members or Affiliates of any Cipher Member or (iii) the Company or any of its Subsidiaries (each such Person, a “ROFR Third‑Party Purchaser”) (other than any Permitted Transfer or Approved Sale), then the Members (other than the ROFR Initiating Members) (each, a “ROFR Member”) will have a right of first refusal with respect to such proposed Transfer (the “ROFR”), which right shall be exercised in accordance with the provisions of this Section 10.02.

(b) The ROFR Initiating Member(s) will notify each ROFR Member in writing in the event such ROFR Initiating Member(s) propose(s) to make a Transfer or series of Transfers giving rise to the ROFR at least ninety (90) days prior to the date on which such ROFR Initiating Member(s) expect(s) to consummate such Transfer (the “ROFR Sale Notice”), which notice will specify the number of Units which the ROFR Third-Party Purchaser intends to purchase in such Transfer and a summary of the material terms pertaining to the Transfer (“ROFR Third Party Terms”). The ROFR may be exercised by the ROFR Member by delivery of a written notice to the ROFR Initiating Member(s) (the “ROFR Exercise Notice”) within sixty (60) days following receipt of the ROFR Sale Notice from such ROFR Initiating Member(s). The ROFR Exercise Notice will state the number of Units that the ROFR Member proposes to purchase (not to exceed (x) the total number of Units that the proposed ROFR Third-Party Purchaser has agreed or committed to purchase multiplied by (y) a fraction, the numerator of which is the total number of vested Units held by such ROFR Member, and the denominator of which is the aggregate number of Units held by all Members). In the event that the ROFR Members, collectively, fail to notify the ROFR Initiating Member(s) of their agreement in writing to purchase all of the Units proposed to be Transferred, the ROFR Initiating Member(s) shall provide notice of such shortfall to the ROFR Members who delivered a ROFR Exercise Notice, and if they wish to purchase all or any portion of the Units comprising such shortfall, such ROFR Members shall within ten (10) days of receipt of such notice provide written notice to the ROFR Initiating Member(s) identifying the number of Units comprising such shortfall that it agrees to purchase (“ROFR Undersubscription Notice”). In the event that any ROFR Member fails to deliver (x) a ROFR Exercise Notice to the ROFR Initiating Member(s) within the applicable 60-day period, such ROFR Member shall be deemed, subject to Section 10.02(c), to have waived its right of first refusal with respect to such Units (other than in the event of a ROFR Undersubscription Notice) and (y) if applicable, a ROFR Undersubscription Notice to the ROFR Initiating Member(s) within the applicable 10-day period, such ROFR Member shall be deemed, subject to Section 10.02(c), to have waived its right to purchase any portion of any shortfall with respect to such Units. The delivery by a ROFR Member of a ROFR Exercise Notice or a ROFR Undersubscription Notice shall constitute an irrevocable commitment, subject to the terms of this Section 10.02, by such ROFR Member to purchase such Units set forth in its ROFR Exercise Notice and, if applicable, ROFR Undersubscription Notice on the terms set forth in the ROFR Sale Notice; provided, however, that, if the ROFR Members, collectively, elect to purchase more than all of the Units proposed to be Transferred, each ROFR Member electing to purchase any Units shall be deemed to have irrevocably committed to purchase the number of such Units allocated to it as follows (in each case until the full number of Units proposed to be Transferred has been allocated), (I) first, to the ROFR Members delivering ROFR Exercise Notices, up to the number of Units set forth in their respective ROFR Exercise

Notices, allocated pro rata in proportion to the number of Units held by such ROFR Members, respectively, and (II) second, to the ROFR Members delivering ROFR Undersubscription Notices, up to the number of Units set forth in their respective ROFR Undersubscription Notices, allocated pro rata in proportion to the number of Units held by such ROFR Members, respectively.

(c) If the ROFR Members elect not to purchase any Units proposed to be Transferred, or elect to purchase less than all of the Units proposed to be Transferred, (i) the ROFR Initiating Member(s) may accept the offers of the ROFR Members (if any) and, at the option of the ROFR Initiating Member(s), sell the remaining Units proposed to be Transferred to the ROFR Third-Party Purchaser (or an Affiliate thereof) specified in the ROFR Sale Notice or (ii) if the ROFR Third-Party Purchaser specified in the ROFR notice is unwilling to purchase less than all of the Units proposed to be Transferred on the ROFR Third-Party Terms as set forth in the ROFR Sale Notice, the ROFR Initiating Member(s) may sell all (but not less than all) of such Units to such ROFR Third-Party Purchaser (or an Affiliate thereof), provided that, in each case, such sale is made (x) within one hundred twenty (120) days after the date of such ROFR Sale Notice (subject to extension to the extent necessary to obtain required governmental approvals or clearances), at a price and upon terms and conditions not more favorable to such transferee than those that were specified in the ROFR Sale Notice and (y) in compliance with Section 10.03.

10.03 Tag-Along Right.

(a) In the event that any WindHQ Member(s) or Cipher Member (“Tag-Along Initiating Member(s)”) propose(s) to Transfer any Units to one or more Persons that are not (i) other WindHQ Members or Affiliates of any WindHQ Member, (ii) other Cipher Members or Affiliates of any Cipher Member or (iii) the Company or any of its Subsidiaries (each such Person, a “Tag-Along Third‑Party Purchaser”) (other than any Permitted Transfer or Approved Sale), then the Members (other than the Tag-Along Initiating Members) will have the right (the “Tag-Along Right”), but not the obligation, to request that the proposed Tag-Along Third-Party Purchaser purchase from such Members (each, a “Tag-Along Member”) up to the number of Units that equals (x) the total number of Units that the proposed Tag-Along Third-Party Purchaser has agreed or committed to purchase multiplied by (y) a fraction, the numerator of which is the total number of vested Units held by such Tag-Along Member, and the denominator of which is the aggregate number of Units held by all Members. Any Units purchased from the Tag-Along Members pursuant to this Section 10.03(a) will be purchased on the Same Terms and Conditions as such proposed Transfer by the Tag-Along Initiating Member(s).

(b) The Tag-Along Initiating Member(s) will notify each Tag-Along Member in writing in the event such Tag-Along Initiating Member(s) propose(s) to make a Transfer or series of Transfers giving rise to the Tag-Along Right at least ninety (90) days prior to the date on which such Tag‑Along Initiating Member(s) expect(s) to consummate such Transfer (the “Tag-Along Sale Notice”), which notice will specify the number of Units which the Tag-Along Third-Party Purchaser intends to purchase in such Transfer and a summary of the material terms pertaining to the Transfer (“Tag-Along Third Party Terms”). The Tag-Along Right may be exercised by the Tag-Along Member by delivery of a written notice to the Tag-Along Initiating Member(s) (the “Tag-Along Notice”) within sixty (60) days following receipt of the Tag-Along Sale Notice from such Initiating Member(s). The Tag-Along Notice will state the number of Units that the Tag-Along Member proposes to include in such Transfer to the proposed Tag-Along Third-Party Purchaser (not to exceed the number of Units that such Tag-Along Member is entitled to sell as provided in Section 10.03(a) above). In the event that the proposed Tag-Along Third-Party Purchaser does not purchase the specified number of Units from the Tag-Along Members on the Same Terms and Conditions as such proposed Transfer by the Tag-Along Initiating Member(s), then the Tag-Along Initiating Member(s) will not be permitted to sell any Units to the proposed Tag-Along Third-Party Purchaser unless such Tag-Along Initiating Member(s) purchase(s) from the Tag-Along Members such specified number of Units on such Same Terms and Conditions.

(c) At the closing of the Transfer to any Tag-Along Third-Party Purchaser pursuant to this Section 10.03, the Tag-Along Third-Party Purchaser will remit to each Tag-Along Member exercising its rights under this Section 10.03, (i) the consideration (calculated in the manner set forth above) for the total sales price of the Units held by such Tag-Along Member sold pursuant hereto, minus (ii) such Tag-Along Member’s pro rata portion of any such consideration to be placed in escrow or otherwise held back in accordance with the Tag-Along Third Party Terms, against transfer of such Units, free and clear of all liens and encumbrances, by delivery by such Tag-Along Member of an instrument evidencing the Transfer of such Units in a form reasonably acceptable to the Company and such Tag-Along Third-Party Purchaser, and the compliance by such Tag-Along Member with any other conditions to closing generally applicable to the Tag-Along Initiating Member(s) and all other holders of Units selling Units in such transaction. In the event that the proposed Transfer to any Tag-Along Third-Party Purchaser pursuant to this Section 10.03 is not consummated, the Tag-Along Right will continue to be applicable to any proposed subsequent Transfer of Units pursuant to this Section 10.03.

10.04 Company Sale.

(a) Approved Sale. If a Company Sale is approved by the Board in accordance with this terms of this Agreement (including Section 6.02(i)) (an “Approved Sale”), each Member shall vote for, consent to and raise no objections against such Approved Sale and in connection therewith shall waive any claims related thereto, including claims relating to the fairness of the Approved Sale, the price paid for Equity Securities in such Approved Sale, the process or timing of the Approved Sale or any similar claims. If the Approved Sale is structured as a (i) merger or consolidation, each Member shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation, or (ii) sale of Equity Securities of the Company, each Member shall agree to sell all of such Member’s Equity Securities or rights to acquire Equity Securities (or, if less than all, then the same percentage of each class of such Member’s Equity Securities or rights as the Members engaging in the Approved Sale are selling) on the terms and conditions approved by the Board in accordance with this terms of this Agreement (including Section 6.02(i)). Each Member shall take all actions as may be necessary, reasonably desirable or otherwise reasonably requested by the Board in order to expeditiously consummate a Transfer in connection with the consummation of an Approved Sale as requested by the Board (or, in the case of an Approved Sale effected pursuant to Section 10.04(b)(i), the Members exercising the right to effect an Approved Sale pursuant to Section 10.04(b)(i)) and/or the Board including entering into agreements to effectuate the provisions of Section 10.04(f).

(b) Exit Rights. At any time following the fifth (5th) anniversary of the date hereof, if any Qualifying Member (i) delivers a ROFR Sale Notice with respect to all (and not less than all) of the Units then held by the Members of such Qualifying Member’s Member Group in a Transfer triggering a ROFR pursuant to Section 10.02 (the “Exit Sale Trigger Units”), (ii) complies with the provisions of Section 10.02 with respect to the Exit Sale Trigger Units, and (iii) does not receive a ROFR Exercise Notice in accordance with Section 10.02 with respect to the Exit Sale Trigger Units, then such Qualifying Member shall, independently, have the right to initiate a Company Sale, in which case such sale shall be deemed to constitute an Approved Sale for all purposes under this Agreement (including Section 10.04) and the other Members shall participate in such sale on the Same Terms and Conditions; provided, however, that (A) if any Qualifying Member exercises its rights pursuant to this Section 10.04(b), then any Member of the other Member Group shall have the one-time right to delay the commencement of such Company Sale for up to six (6) months at such Member’s election; (B) the price per Unit in the Company Sale shall be equal to or greater than the price per Unit specified in the ROFR Sale Notice delivered pursuant to clause (i) of this sentence; and (C) the Company Sale shall be consummated on or prior to the date that is not less than six (6) months after the date of delivery of the ROFR Sale Notice pursuant to clause (i) of this Section (plus any extension by the other Member Group permitted by clause (A) of this proviso) (such date, the “Outside Date”). Notwithstanding anything in this Agreement to the contrary, in the event that any Member delivers a ROFR Sale Notice in accordance with clause (i) of this Section but fails to consummate a Company Sale satisfying the requirements of the immediately preceding sentence on or prior to the Outside Date, no Member of such Member’s Member Group shall have the right to deliver a ROFR Sale Notice, or to trigger a Company Sale under this Section 10.04(b), in each case for a period of not less than 24 months after the Outside Date applicable to such prior failed Company Sale.

(c) Consideration. In the event of a Company Sale within the meaning of clause (a) of the definition thereof, each Member shall receive in exchange for the Equity Securities held by such Member and sold in such Company Sale the same portion of the aggregate consideration payable for the Equity Securities being sold in such Company Sale that such Member would have received if such aggregate consideration had been distributed by the Company pursuant to the terms of Section 5.01(a) (and, to the extent the Board determines, Section 5.01(b)) but assuming, for purposes of this determination, that the Equity Securities sold in such Company Sale are the only Equity Securities then outstanding. Each Member shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such Company Sale as requested by the Board in order to effectuate the provisions of this Section 10.04(c).

(d) Costs of a Company Sale. Each Member will bear its own costs in connection with any Company Sale, and the Company will bear costs of the Company (including counsel to the Company).

(e) Rule 501 Purchaser Representative. If the Board enters into a negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Members (other than any Member who is an “accredited investor” under Rule 501) will, at the request of the Board, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Board. If any such Member appoints a purchaser representative designated by the Board, the Company will pay the fees of such purchaser representative, but, if any such Members declines to appoint the purchaser representative designated by the Board, such holder shall appoint another purchaser representative and be responsible for the fees of the purchaser representative so appointed.

(f) Appointment of Seller Representative. In connection with any Approved Sale, unless otherwise determined by the Board, each Member irrevocably constitutes and appoints, and will constitute and appoint, one of the WindHQ Members (or any Affiliate of the WindHQ Members) and one of the Cipher Members (or any Affiliate of the Cipher Members) (collectively, the “Seller Representative”), as his, her or its representative, agent and attorney-in-fact with full power of substitution to act and to do any and all things and execute any and all documents on behalf of such Member that may be necessary, convenient or appropriate to facilitate the consummation of the Approved Sale, the administration of and carrying out of the terms of agreements governing such Approved Sale, including the power (i) to give and receive all notices and communications to be given or received under the terms of any agreements (the “Company Sale Agreements”) entered into in connection with such Approved Sale and to receive service of process in connection with any claims under the Company Sale Agreements, including service of process in connection with arbitration; (ii) to make decisions on behalf of the Members with respect to the transactions and other matters contemplated by this Agreement, including regarding (A) adjustments to the purchase price, (B) indemnification claims, (C) amendments to this Agreement or any other contemplated hereby to which it is a party, and (D) the defense of third party suits that may be the subject of indemnification claims, and to negotiate, enter into settlements and compromises of, and demand litigation or arbitration with respect to such third party suits or claims by any purchaser for indemnification; (iii) to receive funds, make payments of funds, and give receipts for funds or to receive funds for the payment of expenses of the Members or to deposit such funds in such accounts as the Seller Representative deems appropriate and apply such funds in payment for such expenses; (iv) to establish and maintain such reserves as Seller Representative deems necessary to satisfy any obligations or expenses of the Members; and (v) to take all actions which under this Agreement may be taken by Members or sellers of Equity Securities and to do or refrain from doing any further act or deed on behalf of the Members which the Seller Representatives deems necessary or appropriate in its sole discretion relating to the subject matter of the Company Sale Agreements as fully and completely as such Members could do if personally present. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Seller Representative or any Member for any purpose of U.S. federal or state law, including federal or state income tax purposes. Neither the Seller Representative nor any of its Affiliates owes any fiduciary or other duty to any Member. This appointment of the Seller Representative is coupled with an interest and shall not be revocable by any Member in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law. The Seller Representative shall not be liable to any Member in its capacity as the Seller Representative for any liability of a Member or for any error of judgment, or any act done or step taken or omitted by it that it believed to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with the agreements related to such Approved Sale. The Members shall severally, but not jointly, pro rata in accordance with their respective proceeds from such Approved Sale, indemnify and hold harmless, the Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or related to the Seller Representative’s service as the Seller Representative.

(g) For purposes of this Section 10.04 and Section 10.02 and Section 10.03, each Member’s “pro rata” share or portion shall be determined based on the consideration payable to each Member in any Company Sale or other transaction.

10.05 Preemptive Rights.

(a) General. Each WindHQ Member and each Cipher Member (collectively, the “Preemptive Rights Members”) will, as provided in this Section 10.05, have a right to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to issue and sell after the date hereof, other than the Equity Securities excluded by Section 10.05(d). Each such Preemptive Rights Member’s pro rata share is equal to its percentage determined by dividing the number of Units held by such Preemptive Rights Member by the aggregate number of Units then held by all Preemptive Rights Members. The term “Equity Securities” means (i) any Interest and/or Units and (ii) any Convertible Securities.

(b) Exercise of Rights. If the Company proposes to issue any Equity Securities (other than Equity Securities excluded by Section 10.05(d)), the Company will give each Preemptive Rights Member written notice of its intention, describing the Equity Securities, the price and terms and conditions upon which such Equity Securities are to be issued and/or sold. Each Preemptive Rights Member will have ten (10) Business Days from the giving of such notice to elect to purchase up to its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company will not be required to offer or sell such Equity Securities to any Preemptive Rights Member who would cause the Company to be in violation of applicable U.S. federal or state securities laws by virtue of such offer or sale.

(c) Issuance of Equity Securities to Other Persons. If not all of the Preemptive Rights Members elect to purchase their entire respective pro rata shares of the Equity Securities, then the Company will promptly notify in writing such Preemptive Rights Members who do so elect and will offer such Preemptive Rights Members the right to acquire such unsubscribed Equity Securities. Each such Preemptive Rights Member will have five (5) Business Days after receipt of such notice to notify the

Company of its election to purchase all or a portion of the unsubscribed Equity Securities. If such Preemptive Rights Members in the aggregate elect to purchase more unsubscribed Equity Securities than are available, the Company will allocate the total of such unsubscribed Equity Securities among such Preemptive Rights Members in proportion to their respective percentages determined in Section 10.05(a) (to the extent practicable) or as such Preemptive Rights Members otherwise agree. If such Preemptive Rights Members fail to elect to acquire all of the Equity Securities in question, then the Company will have one hundred eighty (180) days after the notice provided pursuant to Section 10.05(b) to sell the Equity Securities in respect of which such Preemptive Rights Members’ preemptive rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to such Members provided pursuant to Section 10.05(b), subject to extension to obtain any necessary regulatory approval or clearance. If the Company has not sold such Equity Securities within one hundred eighty (180) days of the notice provided pursuant to Section 10.05(b), or within such extended period of time, the Company will not thereafter issue or sell any Equity Securities without first offering such securities to the Preemptive Rights Members in the manner provided above.

(d) Excluded Securities. The preemptive rights established by this Section 10.05 will not apply to any of the following Equity Securities:

(i) any Equity Securities issued pursuant to an employee benefits plan or for the purpose of compensating current or former directors or employees of, or service providers to, the Company or any of its Subsidiaries;

(ii) any Equity Securities issued on or before the date hereof (as reflected in Exhibit A hereof);

(iii) any Equity Security issued upon conversion or exercise of any Convertible Security that was issued or sold in compliance with the terms of this Section 10.05 (it being understood and agreed that the issuance of Equity Securities excluded by this Section 10.05(d) constitutes an issuance in compliance with Section 10.05);

(iv) any Equity Securities issued in connection with a bona fide, arms-length business acquisition of or by the Company or its Subsidiaries, including pursuant to a merger, consolidation, acquisition, joint venture or similar business combination or strategic transaction approved by the Board (excluding the issuance of Equity Securities in exchange for cash to Persons other than equity holders, officers, directors or employees of the acquisition target);

(v) any Equity Securities issued in connection with any equity split or distribution by the Company; and

(vi) any Equity Securities issued to any lender or other financing source in connection with any bona fide debt financing transaction approved by the Board.

Article XI.
MEMBER REPRESENTATIONS

Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct in respect of such Member as of the Effective Date.

11.01 Organization; Authority. If such Member is not a natural person, such Member is duly organized and validly existing in the jurisdiction of its formation, organization or incorporation, as applicable. Such Member has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

11.02 Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Member have been duly and validly authorized by all necessary action of such Member. This Agreement has been duly executed and delivered by such Member, or an authorized representative of such Member, and constitutes a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with the terms hereof.

11.03 Consents and Approvals; No Conflict. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any Governmental Entity or any other Person is required to be made, obtained or given by such Member in connection with the execution, delivery and performance of this Agreement by such Member. The execution and delivery of this Agreement by such Member do not, and the performance by such Member of its obligations under this Agreement will not, (a) conflict with any other contract, agreement or arrangement to which such Member is a party or by which it is or its assets are bound or (b) violate any provision of, or result in the breach of, any applicable law or, if such Member is not a natural person, the organizational documents of such Member.

11.04 No Litigation. Neither such Member nor any of its Affiliates is a party to any litigation, arbitration, investigation or other judicial, arbitral or administrative proceeding, nor is such Member aware of any threatened litigation, arbitration, investigation or other judicial, arbitral or administrative proceeding involving such Member or its Affiliates, that would reasonably be expected to interfere with such Member’s ability to fulfill its obligations under this Agreement.

11.05 Preexisting Relationship or Experience. By reason of its business or financial experience, or by reason of the business or financial experience of its general partner or its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Interests and of protecting its own interests in connection with this investment.

11.06 Investment Intent. Such Member is acquiring the Interests for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of such Interests.

11.07 No Registration of Interests. Such Member acknowledges that the Interests have not been registered under the Securities Act, under any applicable blue sky laws or under any other law in reliance, in part, upon its representations, warranties and agreements herein.

11.08 Restricted Securities. Such Member understands that the Interests are “restricted securities” under the Securities Act in that such Interests will be acquired from the Company in a transaction not involving a Public Offering, and that the Interests may be resold without a registration under the Securities Act only in certain limited circumstances and that otherwise the Interests must be held indefinitely.

11.09 Investment Risk. Such Member acknowledges that the Interests are speculative investments which involve a substantial degree of risk of loss of its entire investment in the Company, and it understands and takes full cognizance of the risks related to the purchase of such Interests.

11.10 Restrictions on Transferability. Such Member acknowledges that there are substantial restrictions on the transferability of the Interests pursuant to this Agreement, that there is no public market for such Interests and that none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the Company.

11.11 Information Reviewed. Such Member has received and reviewed this Agreement and the other information provided by the Company it considers necessary or appropriate for deciding whether to invest in the Company.

11.12 No Advertising. Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of Interests.

11.13 Investor Qualification. Except as indicated in writing to the Company prior to the admission of such Member to the Company, such Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Such Member is familiar with the criteria for status as an “accredited investor” and, in connection with the proposed investment in the Company, will notify the Board if it qualifies as an “accredited investor” under other criteria or is otherwise unable to make the foregoing representations. Interests purchased by the Management Members will be purchased and issued pursuant to the Plan.

11.14 Governmental Consent. Except as would not have a material and adverse effect on the ability of any Member to perform any obligation under this Agreement, the Member is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity or any other Person is required to be obtained by such Member in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

11.15 Member Tax Matters. Such Member agrees to execute properly and provide to the Company an IRS Form W-9 or W-8 (as applicable) and any other tax documentation that may be reasonably requested by the Company. Such Member will provide to the Company at any time during the term of the Company such information as the Board determines to be necessary or appropriate (A) for federal, state, local or foreign tax purposes or (B) to respond to requests from the IRS or any other taxing authority. Such Member has had the opportunity to consult its own tax advisors, regarding its investment and participation in the Company and Such Member hereby acknowledges that neither the Company nor any representative or affiliate of the Company has provided or will provide such Member with any tax advice relating to Such Member’s investment and participation in the Company.

Article XII.
GENERAL PROVISIONS

12.01 Notices. All notices and other communications provided for or permitted hereunder will be deemed to have been duly given and received when delivered in writing by overnight courier or hand delivery, or when sent by e-mail (transmission not rejected), to the Company and Members at the addresses set forth on Exhibit A (or at such other address for the Company or any Member as specified by like notices to the Company and each other Member).

12.02 Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement and understanding among the Members with respect to the Company and supersede any prior or contemporaneous understandings and/or written or oral agreements among them respecting the Company.

12.03 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Units then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived in each case (i) in any way which would adversely affect the rights of the Members of any Member Group hereunder in a manner disproportionate and adverse to effect such amendment, modification, termination or waiver would have on the rights of the Members of the other Member Group hereunder, without also the written consent of the Members of such Member Group and (ii) so long as the Members of any Member Group hold Units satisfying the Minimum Threshold, without the prior written consent of the Members of such Member Group. Notwithstanding the foregoing, Exhibit A hereto may be amended by the Company from time to time to reflect Transfers of Units (including the admission of transferees as Members or withdrawal of transferors as Members) in compliance with the terms of this Agreement without the consent of the other parties; and Exhibit A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Member who becomes a party to this Agreement in accordance with the terms hereof. The Company shall give notice of any amendment, modification or termination hereof or waiver hereunder to any Member that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 12.03 shall be binding on the Company and all of the Members, regardless of whether any such Person has consented thereto.

12.04 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

12.05 Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and permitted assigns and any other Permitted Transferee of the Interests and will also apply to any Interests acquired by a Member after the date hereof. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Members and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto, except that each Person entitled to indemnification by the Company pursuant to Section 6.05 shall be an intended third party beneficiary of Section 6.05 and (ii) each of Latham & Watkins LLP and [  ] is an intended third party beneficiary of Section 12.12.

12.06 Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of laws, whether of the State of Delaware or any other jurisdiction, which would result in the application of the law of any other jurisdiction.

12.07 Consent to Arbitration.

(a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by definitive and binding arbitration by a single, neutral arbitrator. By entering into this arbitration agreement, and subject to Section 12.07(b), the parties waive their right to a jury trial and to any other form of court resolution of their disputes and irrevocably agree to arbitrate any dispute hereunder. The arbitration will be administered by JAMS and will proceed in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”). Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be appointed by mutual agreement of the parties, but if the parties fail to reach agreement on an arbitrator within thirty (30) days of the commencement of the arbitration, then at the request of either party, the arbitrator shall be appointed in accordance with the JAMS Rules. The seat of the arbitration will be New York, NY, without prejudice to the arbitrator’s authority to hold physical meetings and hearings in other any place that is convenient to the arbitrator and the parties. The final award and any interim orders shall include a statement of the reasons underlying such award or orders. Any award of the arbitrator will be final and shall not be subject to any form of appeal. The prevailing party shall be entitled to recover reasonable attorney’s fees, arbitration costs, and any other necessary disbursements incurred over the course of the arbitration.

(b) Notwithstanding the provisions of Section 12.07(a), each of the Parties shall have the right, before the arbitrator is appointed, to seek provisional remedies, including a preliminary injunction compelling specific performance, from a court to preserve the status quo during the pendency of any arbitration and each of the parties consents to personal jurisdiction for any such application in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction. Once appointed, the arbitrator shall have the power to continue or dissolve any provisional remedy granted by a court.

12.08 Specific Performance. Each Member, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to specific performance of each other Member’s and the Company’s obligations under this Agreement. The Company and the Members agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by any of them of the provisions of this Agreement and each hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. For the avoidance of doubt, any claim for specific performance is subject to the provisions of Section 12.07 (a) and (b).

12.09 Severability. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

12.10 Further Assurances. The Company and each Member agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary to effectuate the provisions of this Agreement.

12.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or as a.pdf file attached to electronic mail.

12.12 Additional Acknowledgment. Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Member shall be deemed to acknowledge to the Cipher Members and the WindHQ Members as follows:

(a) (i) the Cipher Members have retained Latham & Watkins LLP in connection with the transactions contemplated hereby and the Cipher Members expect to retain Latham & Watkins LLP as legal counsel in connection with their investment in the Company; (ii) Latham & Watkins LLP is not representing and will not represent any Member (other than the Cipher Members) or the Company in connection with the transactions contemplated hereby or any dispute which may arise between the Cipher Members, on the one hand, and any other Member or the Company, on the other hand; (iii) such Member will, if it wishes counsel on the transactions contemplated hereby, retain its own independent counsel; and (iv) Latham & Watkins LLP may represent the Cipher Members (or any of their respective Affiliates) in connection with any and all matters contemplated hereby (including any dispute between the Cipher Members, on the one hand, and any other Member or the Company, on the other hand), and such Member waives any conflict of interest in connection with such representation by Latham & Watkins LLP.

(b) (i) the WindHQ Members and the Company have retained [  ] in connection with the transactions contemplated hereby and the WindHQ Members expect to retain [  ] as legal counsel in connection with the management and operation of their investment in the Company and the Company expects to retain [  ] as legal counsel in connection with the management and operation of the Company; (ii) [  ] is not representing and will not represent any Member (other than the WindHQ Members) in connection with the transactions contemplated hereby or any dispute which may arise between the WindHQ Members or the Company, on the one hand, and any other Member, on the other hand; (iii) such Member will, if it wishes counsel on the transactions contemplated hereby, retain its own independent counsel; and (iv) [  ] may represent the WindHQ Members or the Company (or any of their respective Affiliates) in connection with any and all matters contemplated hereby (including any dispute between the WindHQ Members, on the one hand, and any other Member, on the other hand), and such Member waives any conflict of interest in connection with such representation by [  ].

[Signature Pages Follow]

IN WITNESS THEREOF, the Company and the undersigned Members have executed this Agreement effective as of the Effective Date.

[  ] LLC

By:

Name: [  ]

Title: [  ]

WINDHQ MEMBERS:

[  ]

By:

Name: [  ]

Title: [  ]

CIPHER MEMBERS:

[  ]

By:

Name: [  ]

Title: [  ]

EXHIBIT A

as of [  ]

Members

Members		Capital Contribution	Common Units	Unit Sharing Percentage
WindHQ Members:	[  ]	$[  ]	[  ]	[  ]%
Cipher Members:	[  ]	$[  ]	[  ]	[  ] %
Totals:		$[  ]	[  ]	100.0000%

A-1

Member Contact Information

WindHQ Member:

[  ]

[  ]

[  ]

Attention: [  ]

E-mail: [  ]

with a copy, which will not constitute notice, to:

[  ]

[  ]

[  ]

Attention: [  ]

E-mail: [  ]

Cipher Member:

[  ]

[  ]

[  ]

Attention: [  ]

E-mail: [  ]

with a copy, which will not constitute notice, to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Suite 1000

Washington, DC 20004

Attention: David Stewart

Christian McDermott

Rohith Parasuraman

E-mail: j.david.stewart@lw.com

christian.mcdermott@lw.com

rohith.parasuraman@lw.com

A-2

EXHIBIT B

Initial Board and Officers

Board

[  ]

Officers

NAME	TITLE
[  ]	[  ]
[  ]	[  ]
[  ]	[  ]
[  ]	[  ]

B-1

EXHIBIT C

Spousal Consent

In consideration of the execution of that certain Amended and Restated Limited Liability Company Agreement (as it may be amended from time to time in accordance with its terms, the “Operating Agreement”; capitalized terms used but not defined herein shall be given the meaning ascribed to them in the Operating Agreement), dated as of [  ], by and among [  ] LLC, a Delaware limited liability company, and the Members, I, ______________________, the spouse of _____________________, who is a Member, do hereby join with my spouse in executing the foregoing Operating Agreement and do hereby agree to be bound by all of the terms and provisions thereof.

Dated as of __________, 20__

Name of Spouse:

C-1

SCHEDULE 6.02(i)

EXTRAORDINARY EVENTS

The Company shall not, and shall cause its Subsidiaries not to take any of the following actions (“Extraordinary Events”) without prior approval of the Board, which approval must include the affirmative vote of at least one Cipher Director and at least one WindHQ Director:

(a) make a selection of any mining pool, custodian, exchange or broker for converting mined Bitcoin into USD, and agree to the terms and conditions of any contract with a mining pool, custodian, exchange or broker;

(b) make a selection of specialized chips and other mining equipment (initial purchase and replacement chips or equipment) and the terms and conditions of the purchase agreement for such chips or other mining equipment;

(c) appoint any officers or enter into or alter any agreement with any Director, (ii) hire, terminate or otherwise change the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Legal Officer and the Data-center Director or in each case any equivalent title for such position (each, a “Key Employee”), or (iii) provide for, determine, alter, grant or agree to grant any base salary, wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits to any Key Employee;

(d) make any material decisions regarding the use of the hash rate generated by the Company’s data centers and the conversion of generated hash rate into Bitcoins, including liquidation strategies or entering into agreements to pledge or encumber such hash rate or any mined Bitcoins

(e) effect a Company Sale or affirmatively grant an encumbrance on the assets of the Company, except for (i) a Company Sale pursuant to Section 10.04(b) or among wholly owned Subsidiaries of the Company (i.e., non-third-party internal reorganizations) and (B) encumbrances on assets in connection with the incurrence of indebtedness permitted hereunder or encumbrances that are not material to the Company and its Subsidiaries, taken as a whole;

(f) make any material decisions regarding power procurement and supply conditions that would materially change the existing power procurement conditions in a way that would result in financial exposure or commitment greater than $250,000;

(g) make any investment in another entity or a joint venture with a third party other than solely for the benefit of the Business;

(h) make any material changes to the nature of the Business or the addition of other business lines;

(i) make any acquisition or disposition of any entity, business or business unit, whether through merger, consolidation, share exchange, business combination or otherwise, or entering into or participating in any joint venture;

(j) enter into any new agreement, arrangement or transaction with, or amend any existing agreement, arrangement or transaction with, any Member or any of its Affiliates, or any Director appointed by a Member, other than (i) entering into indemnification agreements with the Directors and officers of the Company and/or any of its Subsidiaries; (ii) the issuance of Securities to any Member in compliance with Section 10.05 and entering into agreements in connection therewith; and (iii) any agreement, arrangement or transaction between or among the Company and/or its Subsidiaries;

(k) obtain any secured financing on behalf of the Company;

(l) grant any loan on behalf of the Company to a Member or an affiliate or any third party;

(m) execute, modify, terminate or renew any contract between the Company, on the one hand, and any Member or Affiliate of any Member, on the other hand, which:

1. has a contract value in excess of $250,000 or the equivalent amount in any other currency;

2. has an effective term which exceeds six months unless the annual contract value is less than $250,000; or

3. is outside the ordinary course of the Company’s business or is otherwise there on arm’s length terms.

(n) incur any borrowings or other indebtedness (other than normal trade credit) or the giving of any guarantees which would cause the aggregate amount of all such outstanding borrowings or indebtedness or guarantees of the Company or its subsidiaries to increase by more than $250,000;

(o) sell, transfer, assign, mortgage, encumber, pledge or otherwise dispose of any interest in any material equipment acquired by the Company or any of its Subsidiaries;

(p) make a selection of any Independent Valuation Firm;

(q) make any determination of Fair Market Value;

(r) adopting any equity incentive plan of the Company or any of its Subsidiaries or making any material changes to any management equity incentive plan of the Company or any of its Subsidiaries;

(s) create or issue any Additional Units, Convertible Securities or other equity Securities of the Company or any direct or indirect Subsidiary of the Company (other than (i) issuances to the Company or wholly owned Subsidiaries of the Company, or (ii) subject to the other clauses of this Schedule 6.02(i), incentive compensation to any employee, consultant or other service provider of the Company or any of its Subsidiaries);

(t) make any determination of Available Cash or Distributable Assets, or declare or pay any dividends or other distributions in respect of any equity Securities of the Company;

(u) initiate or consummate a Public Offering or effect a registration of the equity Securities of the Company or any of its Subsidiaries or file a registration statement with respect to any equity Securities of the Company or any of its Subsidiaries;

(v) liquidate, dissolve, recapitalize, reorganize or wind up, or declare bankruptcy or appoint a receiver on behalf of, the Company, other than any solvent reorganization in which all Members are treated equally on a pro rata basis or as required by law;

(w) increase or decrease the size of the Board;

(x) enter into any material line of business that is not at such time conducted by the Company or its Subsidiaries;

(y) approve or adopt any Business Plan or Budget;

(z) change the location of the Company’s or its Subsidiaries' headquarters;

(aa) effect any split, equity distribution, reclassification or combination of or on any class of Units;

(bb) redeem or repurchase any equity Securities of the Company from any Member;

(cc) settle any litigation, arbitration or any other material dispute;

(dd) make any amendments to the organizational documents of the Company or any of its Subsidiaries;

(ee) change the Fiscal Year end date or any accounting policies in a manner that would have a material impact on the annual audited financial statements of the Company or change the independent auditor for the Company and its Subsidiaries;

(ff) make, change or revoke any material Tax election of the Company; change the Company’s classification for U.S. federal income tax purposes, approve any settlement or compromise with any Governmental Entity relating to any material Tax contest, audit or other similar matter;

(gg) authorize any Member to act on behalf of the Company;

(hh) approve any Capital Contribution made in exchange for any property other than Units having aggregate Fair Market Value equal to the amount of such Capital Contribution; or

(ii) approve any Transfer pursuant to Section 10.01(b).